Exhibit 2.1

EXECUTION VERSION

RECAPITALIZATION AND INVESTMENT AGREEMENT

between

RADIOSHACK CORPORATION

and

GENERAL RETAIL HOLDINGS L.P.

Dated as of October 3, 2014

(continued)

(continued)

(continued)

EXHIBITS
Exhibit A:	Loan Sale Agreement
Exhibit B:	Certificate of Designation Term Sheet
Exhibit C:	Interim Operating Budget
Exhibit D:	Approved Retail Outlet and Distribution Center Closings
Exhibit E:	Investor Rights Agreement Term Sheet
Exhibit F:	Certain Material Contracts
Exhibit G:	Business Plan
Exhibit H:	Form of Amendment to ABL Credit Agreement

v

RECAPITALIZATION AND INVESTMENT AGREEMENT

This RECAPITALIZATION AND INVESTMENT AGREEMENT, dated as of October 3, 2014 (this “Agreement”), is entered into by and between RadioShack Corporation, a Delaware corporation (the “Company”) and General Retail Holdings L.P., a Cayman Islands limited partnership (the “Sponsor”).

RECITALS

WHEREAS, the Company is a borrower under the Credit Agreement, dated as of December 10, 2013, by and among the Company, the various guarantors party thereto, the various lenders party thereto and General Electric Capital Corporation (“GECC”), as administrative agent and collateral agent (as amended, restated, supplemented or modified from time to time, including pursuant to the ABL Amendment (as defined below), the “ABL Credit Agreement” and the administrative agent under the ABL Credit Agreement is hereinafter referred to as the “ABL Agent”);

WHEREAS, pursuant to the Loan Sale Agreement, dated as of the date hereof, by and among the Sponsor, General Retail Funding LLC (“GRF”), the Company, General Electric Capital Corporation, as outgoing administrative agent, each existing lender under the ABL Credit Agreement and Cantor Fitzgerald Securities, as incoming administrative agent (the “Loan Sale Agreement”) (a copy of which is attached hereto as Exhibit A), the Sponsor and its affiliates are, substantially concurrently with the execution of this Agreement, purchasing the rights and obligations of each existing lender under the ABL Credit Agreement (the “Loan Purchase”);

WHEREAS, following the Loan Purchase, the Sponsor, GRF, the administrative agent and the Company will enter into an amendment to the ABL Credit Agreement in substantially the form attached hereto as Exhibit H (the “ABL Amendment”) (the financing transactions contemplated pursuant to the Loan Sale Agreement and the ABL Amendment are referred to herein as the “Financing Obligations”);

WHEREAS, in connection with the Financing Obligations of the Sponsor, the Sponsor is, concurrently with the execution of this Agreement, providing (or arranging to provide) a $120,000,000 letter of credit facility as contemplated by the ABL Credit Agreement (the “Sponsor Funding Obligation”) and GRF has agreed to purchase loans and commitments in an aggregate amount of $465,000,000 (the “Additional Funding Obligation”);

WHEREAS, on the terms and subject to the satisfaction of the conditions set forth herein, the Company has agreed to commence a Rights Offering providing holders of record of Common Stock as of the Rights Offering Record Date with the right to purchase an aggregate of 150,000 shares of Preferred Stock (the material terms of which are set forth in the Certificate of Designation Term Sheet attached as Exhibit B) at a per share purchase price of $800.00 (the “Preferred Stock Purchase Price”);

WHEREAS, in connection with the Rights Offering, the Sponsor and the Company have agreed that the Sponsor (and/or its nominated Affiliate) will, at the Rights Offering Closing, acquire from the Company 150,000 shares of Preferred Stock in the manner described in Section 2.3 and subject to the terms and conditions set forth herein;

WHEREAS, the Company will, at the Rights Offering Closing, issue to the Sponsor the Sponsor Commitment Fee Equity; and

WHEREAS, Standard General Master Fund L.P., an affiliate of GRF, has executed and delivered to the Company a guarantee to support the obligations of GRF under the ABL Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

EFFECTIVE TIME AND DEFINITIONS

Section 1.1 Effective Time. This Agreement shall become effective upon (a) the consummation of the Financing Obligations and the execution and delivery of the ABL Amendment by the parties thereto and (b) the deposit by the Sponsor of $120,000,000 in its Cash Collateral Account.

Section 1.2 Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, claim, demand, arbitration, charge, complaint, investigation, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings by or before a Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, including any Subsidiary of such Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities or other interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audit Committee” means the audit committee of the Board of Directors.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its

Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, each “multiemployer plan” and each other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to the Employee Retirement Income Security Act of 1974 (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Common Stock” means common stock of the Company having the rights, powers, preferences and privileges set forth in the Company’s certificate of incorporation, as amended and/or restated from time to time.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Corporate Organization), Section 3.3 (Due Authorization), Section 3.4 (No Conflict) and Section 3.6 (Brokers).

“Company Option” means any option granted or assumed by the Company to purchase shares of capital stock of the Company.

“Competing Proposal” means any proposal or offer from any Person (other than an offer or proposal (i) made by the Sponsor or any of its Affiliates or (ii) solicited, arranged or facilitated by the Sponsor or any of its Affiliates or the Company with the written consent of the Sponsor, for a (a) merger, consolidation, business combination, recapitalization, refinancing of the ABL Credit Agreement, liquidation, dissolution, restructuring or similar transaction involving the Company, (b) direct or indirect sale, transfer, divestiture, financing transaction, strategic transaction or any other material transaction involving 25% or more of the assets of the Company and its Subsidiaries (including a sale of equity of, or any of the transactions described in clause (a) above involving, the Company or one or more of its Subsidiaries that, directly or indirectly, own 25% or more of the assets of the Company and its Subsidiaries), excluding store closings and related asset dispositions as contemplated by Exhibit D or the Interim Operating Plan or approved by the Sponsor, or (c) similar transaction that could reasonably be expected to materially impair or prevent the Contemplated Transactions.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents, including the Rights Offering, the Sponsor Conversion and the issuance of the Sponsor Commitment Fee Equity to the Sponsor and the consummation of such transactions.

“Contract” means any legally binding contract, agreement, indenture, instrument, note, bond, loan, lease, sublease, deed, conditional sales contract, mortgage, purchase order, license, warrant, sublicense, franchise, agreement, joint venture, obligation, promise, undertaking or commitment or other arrangement or any legally binding arrangement or commitment to enter into any of the foregoing (in each case, whether written or oral).

“Credit Agreements” means, collectively, (a) the ABL Credit Agreement and (b) the Term Loan Credit Facility.

“Default” means a Default (as such term is defined by the Term Loan Credit Facility, the ABL Facility or the Senior Unsecured Notes Indenture, as applicable) under any of the Term Loan Credit Facility, the ABL Facility or the Senior Unsecured Notes Indenture.

“Derivative Interest” means any option, warrant, convertible security, stock appreciation right, hedge, swap or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to Equity Interests of the Company or any indebtedness, debt securities or other obligations of the Company or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of Equity Interests of the Company or any indebtedness, debt securities or other obligations of the Company, whether or not such right is subject to settlement in whole or in part in Equity Interests of the Company or any indebtedness, debt securities or other obligations of the Company, and which increases or decreases in value as the value of Equity Interests of the Company or any indebtedness, debt securities or other obligations of the Company changes or which provides to the holder of such right an opportunity, directly or indirectly, to profit from any increase or decrease in the value of Equity Interests of the Company or any indebtedness, debt securities or other obligations of the Company.

“Disclosure Letter” means the disclosure letter of the Company, dated as of the date hereof, accompanying this Agreement.

“EBITDA” means Consolidated EBITDA (as such term is defined in the ABL Credit Agreement) without giving effect to any limitation on the dollar amounts of any non-cash items specified therein.

“Equity Interests” of any Person means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (b) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (a) above.

“Event of Default” means an Event of Default (as such term is defined by any of Term Loan Credit Facility, the ABL Facility or the Senior Unsecured Notes Indenture) under any of the Term Loan Credit Facility, the ABL Facility or the Senior Unsecured Notes Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Agreements” means the Loan Sale Agreement and Credit Agreements (as amended).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing. For all purposes of this Agreement, the NYSE shall not be considered a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder.

“Insolvency Proceeding” means a voluntary or involuntary petition for liquidation or reorganization relief pursuant to the Bankruptcy Code, or proceeding under similar Law relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts of the Company or any of its Subsidiaries.

“Interim Operating Plan” means the Company’s operating plan as delivered to and acknowledged and accepted by the Sponsor on the date hereof, as the same may be amended, modified or supplemented from time to time after the date hereof in accordance with the terms herein.

“Issued Shares” means the Sponsor Commitment Fee Equity and the Equity Interests issued pursuant to the Rights Offering and the Sponsor Conversion.

“Knowledge” means (a) when used in reference to the Company, the knowledge or awareness of any Section 16 Officer (including Joseph C. Magnacca, John W. Feray, Telvin P. Jeffries, Troy H. Risch, Martin B. Amschler, Mark A. Boerio, Michael S. DeFazio, Janet E. Fox, Paul Rutenis, Jennifer S. Warren, Robert C. Donohoo and William R. Russum), in each case (i) after due inquiry and (ii) which a prudent business person would have obtained in the conduct of his business after making reasonable due inquiry and reasonable diligence with respect to the particular matter in question; and (b) when used in reference to the Sponsor, the knowledge or awareness of any of Soohyung Kim, David Glazek and Robert Lavan, in each case (x) after due inquiry and (y) which a prudent business person would have obtained in the conduct of his business after making reasonable due inquiry and reasonable diligence with respect to the particular matter in question.

“L/C Issuance Agreement” means the Letter of Credit Agreement, dated as of the date hereof, between the Sponsor and Wells Fargo Bank, N.A.

“L/C Reimbursement Obligation” has the meaning set forth in the ABL Credit Agreement.

“Law” means any foreign, national, federal, provincial, state or local law, statute, ordinance, code, regulation, rule, principle of common law, Order, administrative or judicial doctrine or requirement of any Governmental Authority.

“Letter of Credit Obligations” has the meaning set forth in the ABL Credit Agreement.

“Liability” means any liability or obligation, in each case, whether direct or indirect, whether absolute or contingent, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whenever arising and regardless of when asserted, including all fees, costs and expenses relating thereto.

“Lien” means any lien (statutory or other), mortgage, deed of trust, deed to secure debt, security interest, pledge, charge, claim, Tax, right of first refusal, right of first offer, easement, restriction, option or other encumbrance or any other limitation of any kind, any sale of receivables with recourse against the Company or any of its Affiliates, any agreement to file any of the foregoing.

“Loss” means any Liability, Tax, penalty, judgment, award, settlement, assessment, fine, cost, expense (including reasonable attorneys’, professionals’ and consultants’ fees and expenses and all other amounts paid in investigation, defense or settlement), damage, deficiency, guaranty or loss (including loss of benefit or relief and diminution in value).

“Material Adverse Effect” means any event, development, occurrence, transaction, condition or change that, individually or in the aggregate, has had or would reasonably be expected to cause a material adverse change in or effect on (a) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to enter into this Agreement or consummate the Contemplated Transactions (including any material delay thereto).

“NYSE” means the New York Stock Exchange.

“NYSE Rules” means the rules of the NYSE.

“Obligation” has the meaning set forth in the ABL Credit Agreement.

“Order” means any order, decision, injunction, judgment, writ, decree, ruling or other legally binding determination of, or agreement with, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business substantially consistent with past practice.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents.

“Permits” means all governmental licenses, permits, approvals, registrations, authorizations and qualification filings with all Governmental Authorities required under Laws.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Stock” means preferred stock of the Company having the rights, powers, preferences and privileges set forth in the Certificate of Designation, as amended and/or restated from time to time.

“Representatives” means, with respect to a Person, the Affiliates of such Person and the directors, trustees, officers, managers, general partners, employees, financial advisors, investment bankers, consultants, attorneys, accountants, auditors and other advisors, agents and representatives of such Person and such Affiliates.

“Rights Offering Record Date” means the date determined for such purpose by the Board of Directors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Indebtedness” means indebtedness outstanding under the Credit Agreements.

“Senior Unsecured Notes” means the Company’s 6.750% Senior Unsecured Notes due 2019 issued under the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indebtedness” means indebtedness arising with respect to the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” means the Indenture, dated as of May 3, 2011, among the Company and Wells Fargo Bank, National Association, as trustee.

“Sponsor Disclosure Letter” means the disclosure letter of the Sponsor, dated as of the date hereof, accompanying this Agreement.

“Sponsor Party” means the Sponsor and its Representatives and their respective successors and assigns.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the direction or management of such Person.

“Tax” means any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (c) customs duties.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Term Loan Credit Facility” means that certain Credit Agreement, dated as of December 10, 2013, by and among the Company, the various guarantors party thereto, the various lenders party thereto and Salus Capital Partners, LLC as administrative agent and collateral agent.

“Transaction Documents” means this Agreement (including the Exhibits hereto), the Certificate of Designation, and the Investor Rights Agreement.

Section 1.3 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
2016 Plan	Section 7.8
ABL Agent	Recitals
ABL Amendment	Recitals
ABL Credit Agreement	Recitals
Additional Funding Obligations	Recitals
Agreement	Preamble
Assignor `	Section 11.9
Board Representative	Section 5.6(e)
Capitalization Date	Section 3.2
Certificate of Designation	Section 7.12
Company	Preamble
Confidentiality Agreement	Section 5.5
Credit Documents	Section 4.12(a)
Excess Cash Collateral	Section 2.3(b)
Expenses	Section 11.3(a)
Financing Obligations	Recitals
GECC	Recitals
GRF	Recitals
GRH Parties	Section 11.3(a)
Indemnified Directors and Officers	Section 5.19(a)
Indemnified Persons	Section 9.2(a)
Initial Sponsor Designee	Section 5.6(a)
Interim Operating Budget	Section 5.1(a)
Investor Rights Agreement	Section 5.4

Term	Section
Legacy Shareholder	Section 2.1(a)
Letter of Credit Agreement	Section 2.3(b)
Loan Sale Agreement	Recitals
Preferred Stock Purchase Price	Recitals
Revised 2016 Plan	Section 7.8
Rights	Section 2.1(a)
Rights Offering	Section 2.1
Rights Offering Closing	Section 2.2
Rights Offering Closing Date	Section 2.2
SEC Reports	Section 3.8
Settlement	Section 9.2(c)
Specific Losses	Section 9.2(a)
Sponsor	Preamble
Sponsor Commitment Fee Equity	Section 2.4
Sponsor Conversion	Section 2.3(c)
Sponsor Funding Obligation	Recitals
Superior Proposal	Section 5.12(b)
Termination Fee	Section 5.12(b)
Transaction Committee	Section 5.7(a)

Section 1.4 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) words defined in the singular shall have a comparable meaning when used in the plural and vice versa;

(c) the words “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to a Section, Subsection, Recital or Exhibit of this Agreement;

(e) unless otherwise specified, the use herein of the word “include” or “including” when following any statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties (unless otherwise provided herein);

(m) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(n) any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP;

(o) all references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified;

(p) all references herein to a “party” or “parties” shall be to a party to this Agreement or the parties to this Agreement, as applicable, unless otherwise specified;

(q) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(r) where any provision in this Agreement refers to any action that a Person is required to take or prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any controlled Affiliate of such Person.

The parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

ARTICLE II

RIGHTS OFFERING AND SPONSOR CONVERSION

Section 2.1 Rights Offering. Subject to compliance with all Laws, including the Securities Act, and satisfaction (or waiver by the Sponsor) of the conditions set forth in Section 2.2, the Company shall undertake a rights offering (“Rights Offering”) as follows:

(a) Rights. The Company shall distribute to each holder of record of Common Stock as of the Rights Offering Record Date (each, a “Legacy Shareholder”), transferable rights (the “Rights”) to purchase from the Company, for a period of 16 days, or such longer period as required by Law or as mutually agreed to by the Sponsor and the Company, such holder’s pro rata portion of 150,000 shares of Preferred Stock at a per share purchase price equal to the Preferred Stock Purchase Price.

(b) Entitlements to Preferred Stock. Each Right shall entitle a Legacy Shareholder to purchase such Legacy Shareholder’s pro rata portion of the Preferred Stock offered pursuant to the Rights Offering. The terms of the Rights and the accompanying prospectus and any other disclosure provided to Legacy Shareholders in connection with the Rights Offering shall be reasonably satisfactory to the Sponsor and the Company.

(c) Registration Statement. The Company will use its reasonable best efforts to cause a registration statement relating to the Rights Offering to be filed as promptly as practical and within 60 days after the date of this Agreement. The Company shall also use its reasonable best efforts to cause the registration statement to be effective as promptly as practicable.

Section 2.2 Conditions Precedent to the Rights Offering. The Company shall consummate the Rights Offering (“Rights Offering Closing”, and the date of the Rights Offering Closing is referred to herein as the “Rights Offering Closing Date”) as soon as practicable after the registration statement has been declared effective. Notwithstanding the foregoing, in no event shall the Company consummate the Rights Offering unless and until the conditions set forth Article VII and Article VIII have been satisfied or waived in accordance with the terms of such Articles and the Sponsor Conversion and the issuance of the Sponsor Commitment Fee Equity is being consummated concurrently therewith.

Section 2.3 Sponsor Conversion.

(a) On the basis of the representations, warranties and covenants set forth herein, at the Rights Offering Closing, the Company shall issue to the Sponsor (or its designee) a number of shares of Preferred Stock equal to (A) the amount of L/C Reimbursement Obligations owed to the Sponsor under the ABL Credit Agreement to the extent the Company contemporaneously with such issuance of Preferred Shares reduces or terminates the LC Facility Commitments of the Sponsor to issue (or cause to be issued) Letters of Credit under and in accordance with the terms of the ABL Credit Agreement in an amount equal to the amount of such L/C Reimbursement Obligations, divided by (B) the Preferred Stock Purchase Price, in exchange for the cancellation of such outstanding L/C Reimbursement Obligations.

(b) On the basis of the representations, warranties, covenants and agreements set forth herein, at the Rights Offering Closing, the Company shall issue to the Sponsor (or its designee) a number of shares of Preferred Stock equal to (x) 150,000 shares of Preferred Stock, less (y) the number of shares of Preferred Stock issued pursuant to Section 2.3(a), in exchange for the unconditional, absolute, irrevocable and present right of the Company to receive from the Sponsor all amounts withdrawn by the Sponsor from its “Cash Collateral Account” (as defined in the L/C Issuance Agreement as in effect on the date hereof) in the manner described below. From time to time following the Rights Offering Closing, upon any reduction or termination by the Company of the LC Facility Commitment of the Sponsor to issue Letters of Credit under and in accordance with the terms of the ABL Credit Agreement, the Sponsor shall, at the request of the Company, (i) promptly withdraw from its Cash Collateral Account an amount of funds equal to the excess of (a) the funds on deposit in such Cash Collateral Account over (b) the amount of the LC Facility Commitment of the Sponsor to issue Letters of Credit under and in accordance with the terms of the ABL Credit Agreement at such time and (ii) transfer to the Company any amounts so withdrawn by the Sponsor from its Cash Collateral Account promptly following receipt thereof less the amount of any L/C Reimbursement Obligations owed to the Sponsor at such time under the ABL Credit Agreement and with respect to which funds have not been withdrawn from the Sponsor’s Cash Collateral Account for no additional consideration. The Sponsor shall comply in all material respects with, and the Sponsor shall not provide any consent to amend, restate, supplement, refinance or otherwise modify, the L/C Issuance Agreement or any other Credit Document to which it is a party in any manner that would have an adverse effect on the Company without the Company’s prior written consent. Within five Business Days after the end of each calendar month and on the date of the Rights Offering Closing, the Sponsor shall deliver to the Company a statement from Wells Fargo Bank, N.A. setting forth the amount of funds on deposit in the Sponsor’s Cash Collateral Account. For the avoidance of doubt, the Sponsor shall not be required to deposit any funds into its Cash Collateral Account following the date hereof or to make any payments to the Company in respect of the issuance of shares of Preferred Stock to the Sponsor in accordance with this Section 2.3(b), except to the extent set forth in this Section 2.3(b) or arising from the Sponsor’s failure to comply with its obligations under this Section 2.3(b). Without limiting the Sponsor’s rights under the L/C Issuance Agreement or any other Credit Documents, prior to the earlier of the Rights Offering Closing and the termination of this Agreement, the Sponsor shall not transfer or otherwise dispose of its Cash Collateral Account or withdraw or otherwise transfer or debit any amounts on deposit in its Cash Collateral Account, and following the Rights Offering Closing the Sponsor shall not transfer or otherwise dispose of its Cash Collateral Account or withdraw or otherwise transfer or debit any amounts on deposit in its Cash Collateral Account except in accordance with the provisions of this Section 2.3(b), provided, for the avoidance of doubt, that the L/C Issuer (as defined in the Letter of Credit Agreement, dated as of October 3, 2014 (the “Letter of Credit Agreement”), between Sponsor and Wells Fargo Bank, National Association) may withdraw funds from the Cash Collateral Account in accordance with the terms of the Letter of Credit Agreement and the Security Documents (as defined in the Letter of Credit Agreement).

(c) The issuances of shares of Preferred Stock to the Sponsor pursuant to Section 2.3(a) and Section 2.3(b) are collectively referred to herein as the “Sponsor Conversion.” For the avoidance of doubt, the Sponsor Conversion will result in the issuance of 150,000 shares of Preferred Stock to the Sponsor in the aggregate. All such shares shall be issued, conveyed, assigned, transferred and delivered to the Sponsor (or its designee) at the Rights Offering Closing free and clear of all Liens (except for restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws).

Section 2.4 Authorization and Issuance of Sponsor Commitment Fee Equity. The Company shall authorize the issuance to the Sponsor, at the Rights Offering Closing, of an aggregate of 50,000 shares of Preferred Stock (the “Sponsor Commitment Fee Equity”). On the basis of the representations, warranties, covenants and agreements set forth herein, at the Rights Offering Closing, the Company shall issue, assign and deliver to the Sponsor (or its designee), and the Sponsor (or its designee) shall acquire and take assignment and delivery of, the Sponsor Commitment Fee Equity, free and clear of all Liens (except for restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws). The parties agree to treat the issuance of the Sponsor Commitment Fee Equity as an adjustment to the purchase price of the shares issued pursuant to the Sponsor Conversion and this Section 2.4 for all applicable income tax purposes.

Section 2.5 Rights Offering Closing Deliverables.

(a) At the Rights Offering Closing, the Company shall deliver to the Sponsor:

(i) copies of each of the documents, certificates and items required to be delivered by the Company pursuant to Section 7.3, in each case executed by a duly authorized Representative of the Company;

(ii) a copy of the Certificate of Designation, as filed with and accepted by the Secretary of State of the State of Delaware;

(iii) certificates for all shares of Preferred Stock acquired by the Sponsor pursuant to the Sponsor Conversion and the Sponsor Commitment Fee Equity, in each case duly authorized, approved and executed by the Company;

(iv) the Investor Rights Agreement, duly executed by the Company;

(v) a copy of the contract documents referenced in Section 7.7; and

(vi) all other documents, instruments and writings required to be delivered by the Company at or prior to the Rights Offering Closing Date pursuant to this Agreement and the Transaction Documents and all other documents, instruments, declarations, certificates, opinions, affidavits and writings reasonably requested by the Sponsor in connection with the Contemplated Transactions.

(b) At the Rights Offering Closing, the Sponsor shall deliver to the Company:

(i) the Investor Rights Agreement, duly executed by the Sponsor; and

(ii) copies of each of the documents, certificates and items required to be delivered by the Sponsor pursuant to Section 8.3, in each case executed by a duly authorized Representative of the Sponsor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding numbered section of the Disclosure Letter (subject to Section 11.4(a)) or (b) as set forth in SEC Reports prior to the date of this Agreement, the Company represents and warrants to the Sponsor, as a material inducement to the Sponsor to enter into this Agreement, as of the date hereof, as follows:

Section 3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where failure to be so qualified would not have, or be reasonably expected to have, a Material Adverse Effect. The Company possesses the requisite corporate power and authority to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act. The copies of the Company’s and each of its Subsidiary’s Organizational Documents which have been furnished to the Sponsor reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

Section 3.2 Ownership Interests and Related Matters.

(a) As of September 30, 2014 (the “Capitalization Date”), the authorized shares of the Company consisted of (i) 1,000,000 shares of Preferred Stock, of which no shares were issued and outstanding, and (ii) 650,000,000 shares of Common Stock, of which 102,396,399 shares were issued and outstanding. As of the date of this Agreement, except for outstanding Company Options described in Section 3.2(a) of the Disclosure Letter (and shares of Common Stock issuable pursuant to such outstanding Company Options), neither the Company nor any Subsidiary has outstanding any securities convertible or exchangeable for any of shares of its ownership interests or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its ownership interests or any stock or securities convertible into or exchangeable for its ownership interests or any stock appreciation rights or phantom stock plans or similar arrangements. As of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding, except outstanding Company Options described in Section 3.2(a) of the Disclosure Letter and this Agreement. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its ownership interests or any warrants, options or other rights to acquire its ownership interests other than pursuant to or in connection with outstanding Company Options described in Section 3.2(a) of the Disclosure Letter and this Agreement. As of the Capitalization Date, all of the outstanding shares of the Company’s and its Subsidiaries’ ownership interests were validly issued, fully paid and nonassessable. From the close of business on the Capitalization Date until the date of this Agreement, none of the Company or any of its Subsidiaries has issued any Equity Interests thereof except for Common Stock issued pursuant to the exercise of Company Options described in Section 3.2 of the Disclosure Letter.

(b) Assuming the accuracy of the Sponsor’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale by the Company to the Sponsor of the Sponsor Commitment Fee Equity or shares issuable pursuant to the Sponsor Conversion.

(c) As of the Rights Offering Closing, the issuance of the Issued Shares in connection with the transactions contemplated by the Transaction Documents shall have been duly authorized and such Issued Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the Sponsor’s representations and warranties set forth in this Agreement, the Sponsor Commitment Fee Equity will be issued in compliance with all applicable federal and state securities Laws.

(d) There are no statutory or contractual stockholders’ preemptive rights or rights of refusal with respect to the issuance of the Issued Shares hereunder except for this Agreement. Other than the Sponsor, the Company is not subject to any Contract giving any Person the right to cause the Company to effect the registration under the Securities Act of any securities of the Company. The Company has not violated any applicable federal or state securities Laws, rights of first refusal or preemptive rights in connection with the offer, sale or issuance of any of its ownership interests other than any such matters as to which the applicable statute of limitations has run. To the Company’s Knowledge as of the date of this Agreement, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s ownership interests or with respect to any other aspect of the Company’s affairs.

Section 3.3 Due Authorization.

(a) The Board of Directors has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of the members of the Board of Directors present and voting on the matter, approved the Contemplated Transactions. This Agreement, assuming that it constitutes a valid and binding obligation of the Sponsor, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles.

(b) The Company has the requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is or will be a party (other than the Certificate of Designation) and the consummation of the Contemplated Transactions (other than adoption of the merger contemplated by Section 5.17) have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company (including its stockholders and creditors) is necessary to authorize any Transaction Document (other than adoption of the Certificate of Designation by the Board of Directors) to which it is or will be a party or the Contemplated Transactions (other than the merger contemplated by Section 5.17, which will require approval of a majority of the outstanding stock of the Company entitled to vote thereon voting together as a single class in accordance with Section 251 of the Delaware General Corporation Law). Without limiting the generality of the foregoing, (i) the Audit Committee has expressly approved the Company’s reliance on the exceptions to the NYSE’s Shareholder Approval Policy set forth in section 312.05 of the NYSE Rules and (ii) the Company has consulted with the NYSE with respect to the Company’s eligibility to take advantage of such exception and the NYSE has advised the Company that such exception is available and will apply to the Contemplated Transactions. Each Transaction Document to which the Company is or will be a party has been or will be executed and delivered by the Company and, assuming that each Transaction Document constitutes or will constitute a valid and binding obligation of the other parties thereto, constitutes, or will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles.

(c) The Board of Directors has rendered inapplicable to this Agreement and the Contemplated Transactions any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law under any foreign, state or local Law or any similar provision in the Company’s Organizational Documents.

Section 3.4 No Conflict. Except as set forth on Section 3.4 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party, the offering, sale and issuance of the Issued Shares, the approval and filing of the Certificate of Designation and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (with or without the passage of time or notice or both) (a) conflict with or result in a breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Lien upon the Company’s or any Subsidiary’s ownership interests or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under (or result in a modification, termination or acceleration of any obligation under), (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Organizational Documents of the Company or any Subsidiary, as applicable, or any Law to which the Company or any Subsidiary is subject or any Contract or Permit to which the Company or any Subsidiary is subject; provided, however, that except with respect to the Organizational Documents of the Company and its Subsidiaries, no representation is made in the foregoing clauses (a) to (f) with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.4 of the Disclosure Letter, as of the date of this Agreement, none of the Subsidiaries is subject to any restrictions upon making loans or advances or paying dividends or distributions to, transferring property to, or repaying any indebtedness owed to, the Company or another Subsidiary. The entry by the Company into this Agreement and the other Transaction Documents and the Company’s performance of its obligations hereunder or under any Transaction Document do not and will not conflict with or result in an event of default or any material breach of, or result in the creation of any material Lien under, the Term Loan Credit Facility, the ABL Credit Agreement, the Senior Unsecured Notes Indenture or any related loan documents to which the Company is a party.

Section 3.5 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Sponsor contained in this Agreement, no Permit, Order, notice to, exemption from, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Company with respect to the Company’s execution or delivery of any Transaction Document or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act, (b) the Exchange Act, (c) the Securities Act, (d) state securities and “blue sky” Laws, (e) the rules and regulations of the NYSE, and (f) as otherwise disclosed in Section 3.5 of the Disclosure Letter provided, however, that no representation and warranty is made with respect to Permits, Orders, notices, exemptions, consents, approvals or authorizations of, or designations, declarations or filings with, any Governmental Authority or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Brokers. Except as contemplated by this Agreement or as set forth in Section 3.6 of the Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fees or commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by or on behalf of the Company or any of its Subsidiaries.

Section 3.7 Litigation; Orders. As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any outstanding Action or Order that prohibits or otherwise restricts, or seeks to prohibit or restrict, the ability of the Company to perform its obligations under any Transaction Document or to consummate fully the Contemplated Transactions.

Section 3.8 SEC Reports. The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act on or after December 31, 2011 (the forms, statements, certifications, reports and documents filed or furnished since such date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “SEC Reports”). Each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

Section 3.9 No Ongoing Discussions. The Company is not party to, or bound by, any Contract with respect to a Competing Proposal other than confidentiality or non-disclosure agreements and this Agreement. The Company has not breached any exclusivity, no-shop or similar obligation to any third party in connection with the negotiation of the Contemplated Transactions.

Section 3.10 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements or prospects of the Company or any of its Subsidiaries or their respective Affiliates. Notwithstanding anything to the contrary herein, nothing in this Section 3.10 shall limit the right of the Sponsor Parties to rely on the representations, warranties, covenants, agreements and indemnities expressly set forth in this Agreement, in any Transaction Documents or in any certificate or other document delivered hereunder or thereunder or their rights for indemnification under Section 9.2, nor will anything in this Section 3.10 operate to limit any claim by any Sponsor Party for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

Except as set forth in the corresponding numbered section of the Sponsor Disclosure Letter (subject to Section 11.4(a)), the Sponsor represents and warrants to the Company, as a material inducement to the Company to enter into this Agreement, as of the date hereof, as follows:

Section 4.1 Corporate Organization. The Sponsor (a) is duly formed and validly existing as a limited partnership and (b) is duly qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Sponsor to consummate the Contemplated Transactions.

Section 4.2 Due Authorization. The Sponsor has the requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated

Transactions. The execution and delivery by the Sponsor of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions have been duly authorized and approved by the governing body or general partner of the Sponsor, and no other corporate action on the part of the Sponsor is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Sponsor is or will be a party, has been or will be executed and delivered by the Sponsor and, assuming that each Transaction Document constitutes or will constitute a valid and binding obligation of the other parties thereto, constitutes, or will constitute, a valid and binding obligation of the Sponsor enforceable against the Sponsor, as applicable, in accordance with its terms.

Section 4.3 No Conflict. The execution and delivery by the Sponsor of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, in each case in any material respect, any material Law binding upon or applicable to the Sponsor; or

(b) violate or conflict with the Organizational Documents of the Sponsor;

provided, however, that no representation or warranty is made in the foregoing clause (a) or (b) with respect to matters that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Sponsor to consummate the Contemplated Transactions.

Section 4.4 No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no material Permit, Order, notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Sponsor with respect to the Sponsor’s execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act, (b) the Exchange Act, (c) the Securities Act, (d) state securities and “blue sky” Laws, (e) the rules and regulations of the NYSE and (f) as otherwise disclosed in Section 4.4 of the Sponsor Disclosure Letter; provided, however, that no representation and warranty is made with respect to Permits, notices, consents, approvals or authorizations of, or designations, declarations or filings with, any Governmental Authority or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Sponsor to consummate the Contemplated Transactions.

Section 4.5 Litigation; Orders. As of the date of this Agreement, the Sponsor is not subject to any outstanding Action or Order that prohibits or otherwise restricts, or seeks to prohibit or restrict, the ability of the Sponsor to perform its obligations under any Transaction Document or to consummate fully the Contemplated Transactions.

Section 4.6 Brokers. Except as contemplated by this Agreement or as set forth in Section 4.6 of the Sponsor Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based upon any Contract made by or on behalf of the Sponsor or any of its Affiliates.

Section 4.7 Company Capital Stock and Debt Securities. The Sponsor is not, and at no time during the last three years has the Sponsor been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Except as set forth in Section 4.7 of the Sponsor Disclosure Letter, the Sponsor does not own and will not own prior to the Rights Offering Closing (directly or indirectly, beneficially or of record) any Equity Interests, indebtedness, debt securities or other obligations of the Company or Derivative Interest (other than the Transaction Documents and the rights of the Sponsor thereunder or as a result of the Transactions thereby). Except as set forth in Section 4.7 of the Sponsor Disclosure Letter, the Sponsor is not and will not be prior to the Rights Offering Closing a party to or beneficiary under any Contract constituting a Derivative Interest or providing for the acquisition, holding, voting or disposing of any Equity Interests, indebtedness, debt securities or other obligations of the Company or Derivative Interest (other than the Transaction Documents and the rights of the Sponsor thereunder or as a result of the Transactions thereby). Nothing in this Section 4.7 shall be construed or applied to restrict in any manner the right of the Sponsor to purchase or otherwise acquire Equity Interests of the Company or to establish “long” positions in relation to Equity Interests of the Company (i.e., derivative positions which increase in value as the value of the related Equity Interests of the Company increases and vice versa).

Section 4.8 Reliance on Exemptions. The Sponsor understands and acknowledges that the Sponsor Commitment Fee Equity and shares issuable pursuant to the Sponsor Conversion are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Sponsor’s compliance with, the representations, warranties, agreements, covenants, acknowledgements and understandings of the Sponsor set forth herein in order to determine the availability of such exemptions and the eligibility of the Sponsor to acquire the Sponsor Commitment Fee Equity.

Section 4.9 No General Solicitation. The Sponsor (a) became aware of the offering of the Sponsor Commitment Fee Equity and shares issuable pursuant to the Sponsor Conversion, and the Sponsor Commitment Fee Equity and shares issuable pursuant to the Sponsor Conversion were offered to the Sponsor, solely by direct contact between the Sponsor and the Company and the Company’s Representatives, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC) and (b) reached its decision to invest in the Company independently from any other investor.

Section 4.10 Investment Intent; Securities Law Compliance. The Sponsor is acquiring its portion of the Issued Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, and any applicable state securities or “blue sky” Laws. The Issued Shares will not be offered for sale, sold or otherwise transferred by the Sponsor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities or “blue sky” Laws.

Section 4.11 Sophistication. The Sponsor is an “accredited investor” within the meaning of Rule 501(a) of the regulations promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Issued Shares being acquired hereunder. The Sponsor understands and is able to bear any economic risks associated with such investment. Without derogating from or limiting in any manner whatsoever the representations and warranties of the Company, the Sponsor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein.

Section 4.12 Credit Documents. The Sponsor has delivered to the Company correct and complete copies of the L/C Issuance Agreement and the Sponsor’s other “Credit Documents” (as defined in the L/C Issuance Agreement). The Sponsor has at least $120,000,000 in its Cash Collateral Account as of the date hereof. The Sponsor is a newly formed entity formed for the purpose of participating in the Contemplated Transactions, including entering into, executing and performing the Sponsor’s L/C Issuance Agreement and the Sponsor’s other Credit Documents, and has not incurred any material Liabilities, other than in connection with the Contemplated Transactions (including the Loan Sale Agreement and Credit Documents).

Section 4.13 Exclusivity of Representations. The representations and warranties made the Sponsor in this Article IV are the exclusive representations and warranties made by the Sponsor. The Sponsor hereby disclaims any other express or implied representations or warranties.

Section 4.14 Reliance. The Sponsor acknowledges that, except for the representations and warranties contained in this Agreement, none of the Company, its Subsidiaries or their respective Affiliates or any other Person has made, and the Sponsor has not relied on, any other express or implied representation or warranty by or on behalf of the Company, its Subsidiaries or their respective Affiliates. The Sponsor acknowledges that none of the Company, its Subsidiaries or their respective Affiliates, or any other Person, directly or indirectly, has made, and the Sponsor has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any of its Subsidiaries, and the Sponsor shall not make any claim with respect thereto. The Sponsor acknowledges that there are uncertainties inherent in all such estimates, projections, forward-looking statements and other forecasts and plans, that the Sponsor is familiar with such uncertainties, that the Sponsor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements, forecasts or plans), and that the Sponsor shall have no claim against the Company, any of its Affiliates or any other Person with respect thereto. Notwithstanding anything to the contrary herein, nothing in this Section 4.14 shall limit the right of the Sponsor Parties to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, in any Transaction Documents or in any certificate or other document delivered hereunder or thereunder or their rights for indemnification under Section 9.2, nor will anything in this Section 4.14 operate to limit any claim by any Sponsor Party for fraud.

ARTICLE V

COVENANTS

Section 5.1 Operation and Maintenance of the Business. Prior to the Rights Offering Closing, except as expressly contemplated by this Agreement (including the actions required to be taken to comply with the Interim Operating Plan), permitted by Section 5.12(b), set forth in Section 5.1 of the Disclosure Letter or unless the Sponsor otherwise consents in writing (such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company shall and shall cause its Subsidiaries to:

(a) use reasonable best efforts to conduct the business of the Company and its Subsidiaries substantially in the Ordinary Course of Business (including with respect to (i) maintenance of working capital balances, collection of accounts receivable, payment of employee wages or compensation, payment of employee benefits, payment of accounts payable and cash management practices generally and (ii) making capital expenditures substantially consistent with the capital expenditure budget set forth in Exhibit C (“Interim Operating Budget”));

(b) use reasonable best efforts to keep in full force and effect the existence of the Company and each of its Subsidiaries and all material Permits, franchises and Contracts that are believed by the Company in good faith to be advantageous to it;

(c) use reasonable best efforts to cause its current insurance policies that are material to their respective businesses or assets not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d) use reasonable best efforts to keep its organization and properties substantially intact, including reasonably maintaining its present operations, physical facilities and its present relationships with independent contractors, lessors, licensors, suppliers, customers and others having business relations with it and retain employees of the Company or its Subsidiaries who are performing satisfactorily, in each case that or whom are believed by the Company in good faith to be advantageous to it;

(e) maintain its books, accounts and records in accordance with applicable Law and GAAP and, to the extent consistent therewith, past practice;

(f) maintain copies of all written communications, reports and other materials provided to any holders of or agents for any of its Senior Secured Indebtedness, and provide copies of all such material information to the Sponsor substantially concurrently with the provision of such materials to such holders or agents but excluding any such communications or information as are publicly filed or disseminated;

(g) implement the Interim Operating Plan substantially in accordance with its terms and on the timeline set forth therein; and

(h) use reasonable best efforts to comply in all material respects with all material Laws, legal requirements and contractual obligations applicable to the Company and its Subsidiaries and pay all applicable Taxes when due and payable (except to the extent being contested in good faith).

Section 5.2 Negative Covenants. Prior to the Rights Offering Closing, except as expressly contemplated by this Agreement (including actions required to be taken to comply with the Interim Operating Plan), permitted by Section 5.12(b), set forth in Section 5.2 of the Disclosure Letter or unless the Sponsor otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

(a) change or authorize any change in the Organizational Documents of the Company or any of its Subsidiaries;

(b) effectuate any stock split, combination or similar transaction or make, declare, set aside or pay any dividend in respect of, or make any other distribution in respect of, or directly or indirectly redeem, purchase or otherwise acquire (other than in connection with cashless exercises of outstanding Company Options described in Section 3.2(a) of the Disclosure Letter and settlement of tax withholding obligations in connection with such exercises or any equity compensation arrangements in effect as of the date hereof), any of its Equity Interests; provided that the foregoing shall not restrict any Subsidiary wholly owned by the Company (directly or indirectly) from making, declaring, setting aside or paying any dividend in respect of, or making any distribution in respect of, or directly or indirectly redeeming, purchasing or otherwise acquiring, any of its Equity Interests;

(c) except to the extent required under any Benefit Plan, (A) enter into, amend or modify any employment or severance agreement or other similar agreement or arrangement with any employees of the Company or its Subsidiaries or (B) grant any increase in salary or bonus or otherwise increase the compensation payable to any employee, consultant, advisor, agent, director or officer or sales representative employed in connection with, or rendering services to, the Company or adopt an increase in levels of compensation or benefits applicable to employees generally, except wage or salary increases required by pre-existing Contracts or pursuant to compensation policies which are in the Ordinary Course of Business, excluding compensation policies with respect to the Company’s officers or directors;

(d) (i) terminate or, except as contemplated by the ABL Amendment, modify or amend any Credit Agreement or (ii) make any voluntary prepayments on the principal of any amount due under any Credit Agreement (excluding, for the avoidance of doubt, principal repayments made from the proceeds of a store closing implemented under the Interim Operating Plan or as required by the Credit Agreements or the Senior Unsecured Notes Indenture or approved in writing by the Sponsor);

(e) voluntarily take any action that (i) would result in the occurrence of any Default or Event of Default or (ii) would reasonably be likely to cause any party to any Credit Agreement or holder of the Senior Unsecured Notes to allege that any Default or Event of Default has occurred under such Credit Agreement or the Senior Unsecured Notes Indenture;

(f) make, grant, propose or promise any increase in any Benefit Plan, or amend, terminate (other than termination of an employment agreement for cause) or fail to renew any existing Benefit Plan or adopt any new Benefit Plan;

(g) fail to make, deposit or otherwise transfer any employee contributions or other withholdings from employee pay to or with respect to any Benefit Plan as or when required or obligated to do so;

(h) make capital expenditures, other than substantially in accordance with the Interim Operating Budget;

(i) sell, abandon, assign, transfer, lease, license or otherwise dispose of any material property or inventory, other than dispositions of property or inventory that is no longer useful or saleable in the Ordinary Course of Business, sales of inventory in the Ordinary Course of Business and sales of inventory or other assets relating to stores or distribution centers closed pursuant to the Interim Operating Plan;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof, except in the Ordinary Course of Business;

(k) without consideration believed by the Company in good faith to be fair, cancel or waive any material debts, or claims or rights of material value, owing to or held by it or disclose any confidential information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of, and preserving all rights of the Company in, such confidential information), except in the Ordinary Course of Business or consistent with past practice;

(l) discharge or satisfy any material Lien or pay any material liability, other than Liabilities paid in the Ordinary Course of Business or as otherwise permitted under Section 5.2(d);

(m) (i) incur any indebtedness for borrowed money in excess of $1,000,000 other than pursuant to the ABL Credit Agreement or as set forth in the Interim Operating Budget or guarantee any such indebtedness of another individual or entity (in each case other than capital leases in the Ordinary Course of Business and other than guarantees under either Credit Agreement or the Senior Unsecured Notes Indenture), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keepwell” or other agreement to maintain any financial statement condition of another Person (other than a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $1,000,000, except for indebtedness solely between the Company and its Subsidiaries or between such Subsidiaries, (iii) offer or enter into any derivative obligation or (iv) except for transactions between the Company and any of its Subsidiaries or between such Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other individual or entity, other than customary advances of business and travel expenses to employees of the Company in the Ordinary Course of Business consistent with past practice;

(n) except as set forth in Exhibit D, initiate the closing of any retail outlet or distribution center;

(o) enter into any transaction with any officer, director or employee of the Company or any of its Subsidiaries (other than as permitted by Section 5.2(m) or Section 5.2(w) or in the Ordinary Course of Business in relation to the employment or board or committee service of such Person, consistent with past practice) or any individual known to be related by blood, marriage or adoption to any such individual or any entity which is otherwise an Affiliate of the Company or such Person or in which such Person holds a beneficial interest of 15% or more;

(p) amend any Contract with any wireless service provider outside of the Ordinary Course of Business, other than in relation to immaterial matters or in connection with the implementation of the Interim Operating Plan or to satisfy the conditions set forth in Section 7.6;

(q) settle any claim or lawsuit involving equitable or injunctive relief to the extent such settlement involves the payment in cash by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate that is not covered by insurance without first consulting with the Transaction Committee;

(r) implement or adopt any material change in its accounting methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles, other than as may be required by applicable Law or a change in GAAP;

(s) make, change or revoke any material election, change any annual accounting period, adopt or materially change any method of accounting principles or practices, enter into any material closing agreement, settle any material claim or assessment, surrender any material right to claim a refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;

(t) make any charitable or political contributions, or pledges to make such contributions, in excess of $500,000;

(u) institute an Insolvency Proceeding without first consulting with the Transaction Committee;

(v) except as contemplated by the Transaction Documents, recapitalize its capital structure;

(w) except for (i) such issuances as may result from the exercise of Company Options or for issuances of replacement certificates for shares of Common Stock, and (ii) issuances of new certificates in connection with a transfer of Common Stock by the holder thereof, issue, sell, deliver, pledge, dispose of or otherwise encumber any of the Equity Interests of the Company or any of its Subsidiaries;

(x) reclassify, split, combine, redeem or subdivide, directly or indirectly, any of the Equity Interests of the Company or any of its Subsidiaries; or

(y) commit or agree to take any of the foregoing actions.

Notwithstanding the provisions set forth in Section 5.1 and Section 5.2, nothing in this Agreement is intended or shall be construed or enforced to give the Sponsor, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company or its Subsidiaries at any time prior to the Rights Offering Closing. Without limiting the rights or remedies of the Sponsor hereunder for breach of this Agreement, prior to the Rights Offering Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.3 Interim Operating Plan. The Company shall take each of the actions identified in the Interim Operating Plan prior to the Rights Offering Closing in accordance with the efforts standard set forth therein (it being understood that, as indicated in the Interim Operating Plan, certain of the actions identified in the Interim Operating Plan need not be undertaken by the Company until such time, if any, as the completion thereof would no longer be prohibited by the Term Loan Facility). Without limiting the generality of the foregoing, within five Business Days after the date of this Agreement, the Company shall appoint and make reasonably available to the Sponsor (subject to any limitations imposed by Antitrust Laws) until the earlier of the Rights Offering Closing and termination of this Agreement, a transaction liaison team that includes representatives from the Company’s finance, human resources and legal departments.

Section 5.4 Investor Rights Agreement. On or prior to the Rights Offering Closing Date, the Sponsor and the Company shall enter into an investor rights agreement containing the terms set forth in Exhibit E and such other commercially reasonable terms as are reasonably agreed upon between the parties (the “Investor Rights Agreement”).

Section 5.5 Access to Information. From the date hereof until the earlier of the Rights Offering Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, (a) give the Sponsor and its counsel, advisors, auditors and other Representatives reasonable access during normal business hours to the offices, properties, assets, employees, directors, counsel, advisors and books and records of the Company and its Subsidiaries, including all minute books of the Board of Directors and all other material communications and information provided to the Board of Directors (excluding, for the avoidance of doubt, all board materials related to this Agreement); (b) furnish to the Sponsor and its Affiliates and its and their respective Affiliates’ counsel, advisors, auditors and other Representatives such information relating to the Company and its Subsidiaries as may be reasonably requested (including all communications with equityholders, holders of the Senior Secured Indebtedness and holders of the Senior Unsecured Notes Indebtedness); and (c) instruct the employees, counsel, directors, accountants and other advisors and Representatives of the Company and its Subsidiaries to make themselves reasonably available during normal business hours to, and reasonably cooperate with, the Sponsor and their respective counsel, advisors, auditors and other Representatives on matters relating to the operation of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would breach, violate or cause a default under, or give rise to any right of termination, cancellation, amendment or acceleration under, such Contract or any other Contract to which the Company or any of its Subsidiaries is bound or (iv) subject to the terms of Section 5.12, until the 60th day after the date of this Agreement, such documents or information relate directly or indirectly to the exploration of strategic, recapitalization or restructuring alternatives potentially available to the Company undertaken by the Board of Directors or any Competing Proposal that the Company or any of its Representatives may have received from any Person or any discussions or negotiations by the Company or any of its Representatives with respect to any Competing Proposal or any other proposals that could lead to a Competing Proposal. Notwithstanding the foregoing, neither the Sponsor nor any of its Representatives shall (i) contact or have any discussions with any of the Company’s customers, suppliers, other business partners, employees or consultants, except for any such contacts or discussions by the Transaction Committee or as otherwise expressly contemplated in this Agreement (including the Interim Operating Plan) or unless in each case the Sponsor obtains the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (ii) unreasonably interfere with the business of the Company and its Subsidiaries or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. The Sponsor shall schedule and coordinate all site visits with the Company and shall give the Company at least three Business Days prior written notice thereof, setting forth the purpose of such visit and the facilities, documents or materials to which the Sponsor requests access. The Company shall be entitled to have Representatives present at all times during any such site visit. Any information provided pursuant to this Section 5.5 shall be subject to the terms of that certain letter agreement by and between the Company and Standard General L.P. dated June 12, 2014, signed in connection with the Contemplated Transactions (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Rights Offering Closing. From the date hereof until the Rights Offering Closing Date, the Confidentiality Agreement shall remain in effect subject to the permitted communications set forth in Section 5.9. Notwithstanding the foregoing, the Confidentiality Agreement is hereby waived by the Company, on behalf of itself and its Subsidiaries, to allow the Sponsor and its Affiliates and its and their respective Affiliates’ counsel, advisors, auditors and other Representatives to make such communications as it deems reasonably necessary in connection with attempting to cause the satisfaction of the conditions specified herein.

Section 5.6 Governance Matters.

(a) The Company shall cause the Board of Directors to consist of seven directors immediately following the Rights Offering Closing, including (i) the Initial Sponsor Designee (as defined below), (ii) three additional designees selected by Sponsor, (iii) the Company’s Chief Executive Officer at the time of the Rights Offering Closing, and (iv) two independent directors reasonably acceptable to the Sponsor and reasonably acceptable to the Company which independent directors may but are not required to be members of the Board of Directors as of the date hereof (with such independent directors being selected by the members of the Board of Directors not designated by the Sponsor or a committee of such directors), and take all requisite corporate action to cause such Board Representatives designated to be elected or appointed to the Board of Directors by the Sponsor to be approved by not less than that number of members of its current Board of Directors such that no Default, Event of Default or “change-in-control” or similar concept shall be deemed to occur as a result of the election or appointment of the Board Representatives to the Board of Directors. Promptly after the date hereof, the Sponsor shall submit to the Company the name of the individual that it is designating as the “Initial Sponsor Designee”, together with the information required to be disclosed regarding such individual pursuant to Rule 14f-1 under the Exchange Act. Within 30 days after the date hereof, the Sponsor shall submit to the Company the identities of its additional Board Representatives to be appointed pursuant to this Section, together with the information regarding such Board Representatives required to be disclosed pursuant to Rule 14f-1 under the Exchange Act. The parties shall use their reasonable best efforts to agree on the independent directors to serve on the Board of Directors, which the parties hereto undertake to accomplish as promptly as practicable. The Company shall take all actions required by Law and the Company’s Organizational Documents to (x) effectuate the appointment of the Initial Sponsor Designee as promptly as practicable (and in any event not later than the 15th Business Day) after identification of the individual being designated to serve as the Initial Sponsor Designee and (y) effectuate the appointment of the remaining directors identified in clause (ii) of the first sentence of Section 5.6(a) immediately following the Rights Offering Closing.

(b) The Company’s obligations to cause the election or appointment of the Sponsor’s designees to the Board of Directors shall be subject to, (i) for each director, (x) any applicable requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and (y) the requirement that such designee be reasonably acceptable to the Corporate Governance Committee of the Board of Directors and (ii) with respect to the directors to be appointed immediately following the Rights Offering Closing, the requirement that at least two designees of the Sponsor satisfy the NYSE requirements for director independence (it being agreed that the Initial Sponsor Designee may constitute one of the designees satisfying such requirement) (with it being understood and agreed that if any designee is not to be elected or appointed for any of the foregoing reasons, the Company shall give prompt written notice to the Sponsor of such determination and the Sponsor shall be entitled to designate a replacement therefor). Subject to Section 5.6(a), the Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 5.6. Subject to Section 5.6(a), the Sponsor shall promptly supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Each Board member, including each Board Representative, shall be paid the same compensation and fees (whether payable in cash, equity or any combination thereof) and shall be entitled to the same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and be entitled to reimbursement for documented, reasonable out of pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof. The Company shall notify each Board member, including each Board Representative, of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors of which such Board member, including each Board Representative, is a member in accordance with the Company’s bylaws. The Company shall provide each Board member, including each Board Representative, with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members.

(d) Immediately following the Rights Offering Closing (or immediately following the appointment of the Initial Sponsor Designee, in the case of the appointment of the Initial Sponsor Designee), the Company shall enter into a customary director indemnification agreement with each Board member, including each Board Representative, in a form reasonably acceptable to the Company and the Sponsor.

(e) For purposes of this Agreement, “Board Representative” means any person designated by the Sponsor to serve on the Board of Directors pursuant to Section 5.6(a) and in accordance with all legal requirements regarding service and election or appointment as a director of the Company set forth in Section 5.6(b).

Section 5.7 Formation of Transaction Committee.

(a) The Company hereby forms, effective upon the execution and delivery of this Agreement by the parties hereto, a transaction committee (the “Transaction Committee”) to oversee and coordinate discussions with respect to the Contemplated Transactions and the implementation of the Interim Operating Plan.

(b) The Transaction Committee shall consist of the following members: (i) three members designated by the Sponsor, who shall initially be the individuals set forth on Section 5.7(b) of the Sponsor Disclosure Letter, (ii) the Company’s Chief Executive Officer, (iii) the Company’s Chief Financial Officer and (iv) one other representative appointed by the Company.

Section 5.8 Efforts Regarding Transaction. Each of the parties hereto shall use reasonable best efforts (or such other standard as may be provided herein in respect of any particular matter) to cause the satisfaction of each of the conditions to the Rights Offering Closing as promptly as practicable hereunder; provided that such reasonable best efforts shall not require any party hereto to waive any condition to the Rights Offering Closing hereunder or other term of this Agreement or to expend any material sum to pay for the consent of any third party, or to institute any Action.

Section 5.9 Public Announcements. Other than a press release (and the method of the release for publication thereof) substantially in the form agreed to by the Sponsor and the Company and press releases and other public communications (and methods of release) substantially consistent with such press release, except as a party determines in good faith is required by applicable Law, prior to the Rights Offering Closing neither party and none of its respective controlled Affiliates shall issue or cause the publication of any press release or other public announcement with respect to any of the Transaction Documents or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that it determines in good faith that such disclosure is required by Law or Order or pursuant to any listing agreement with the NYSE or the NYSE Rules, following consultation with counsel (including any filings required to be made by either of the parties or their respective Affiliates on Form 8-K, Form 13D or otherwise pursuant to securities Laws), in which case the party making such determination shall, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or publication (it being understood and hereby agreed that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 5.10 Filings and Authorizations; Consummation.

(a) The Sponsor (or appropriate Affiliates thereof) and the Company shall, within 10 Business Days following the date hereof, file or supply, or cause to be filed or supplied, in connection with the Contemplated Transactions, all notifications and information required to be filed or supplied pursuant to Antitrust Laws. The Sponsor acknowledges and agrees it shall pay and shall be responsible for the payment of all of its filing fees and other charges under the Antitrust Laws.

(b) The Sponsor, on the one hand, and the Company, on the other hand, as promptly as practicable, shall make, or cause to be made, all other filings and submissions not otherwise addressed in Section 5.10(a) under Laws, rules and regulations applicable to it, as may be required for it to consummate the Contemplated Transactions and shall, subject to Section 5.8, use its reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by it in order for it to consummate such transactions.

(c) The parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. Each party shall supply such reasonable assistance as may be reasonably requested by the other party in connection with the foregoing.

(d) Each party shall promptly inform the other party of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the Contemplated Transactions. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Sponsor shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Sponsor proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the Contemplated Transactions.

Section 5.11 Additional Information.

(a) From the date hereof until the Rights Offering Closing Date, the Company shall (x) furnish to the Sponsor, within 30 days after the end of each month, copies of the monthly unaudited balance sheets, statements of operations and cash flow for the Company, on a consolidated basis, in each case prepared in accordance with GAAP, consistently applied during the periods involved, except for the absence of footnotes and other presentation items, and (y) make all filings with the SEC required by and in accordance with Law.

(b) From and after the date hereof, the Company shall promptly inform the Sponsor (to the extent reasonably practicable in advance thereof) of any meetings or communications with or delivery of any information (whether or not required by any Contract), but excluding any such communications or information as are publicly filed or disseminated, to any holder of Senior Secured Indebtedness, Senior Unsecured Notes Indebtedness or Common Stock (in their respective capacities as such) of, or any material supplier or business partner of, the Company or any of its Subsidiaries that materially relates to the Contemplated Transactions or that otherwise might reasonably be expected to impair, delay or impede the Contemplated Transactions and to the extent reasonably practicable shall take steps reasonably requested by the Sponsor to include the Sponsor or its Affiliates or any of their respective Representatives in such meetings or communications.

Section 5.12 Exclusivity.

(a) No Solicitation or Negotiation. Except as expressly permitted by Section 5.12(b), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, (i) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal (other than to notify such Persons that the Company is contractually bound to forego any such discussions), (ii) cause any physical or virtual data room to which access had been granted in connection with any such Competing Proposal to no longer be accessible to or by any Persons other than the Sponsor and its Representatives with respect to the Contemplated Transactions and (iii) until the earlier of the occurrence of the Rights Offering Closing and the termination of this Agreement in accordance with Article X, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes a Competing Proposal, (B) engage in or otherwise knowingly participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company to any Person relating to, any Competing Proposal, (C) enter into any agreement in principle, confidentiality agreement or definitive agreement with respect to any Competing Proposal or (D) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal.

(b) Notwithstanding anything to the contrary in Section 5.12(a), from and after the date hereof and until the 45th day after the date of this Agreement (or, with respect to any third party that has made a Competing Proposal with respect to which the Board has made the determination referred to in this sentence on or prior to the 45th day after the date of this Agreement, until the 60th day after the date of this Agreement), if the Company receives an unsolicited bona fide proposal or offer with respect to a Competing Proposal from a third party (and for the avoidance of doubt, a third party shall not include, directly or indirectly, the Sponsor or any Affiliate of the Sponsor) that the Board determines in good faith (after consultation with its financial and legal advisors) is or is reasonably likely to lead to a superior proposal to the Contemplated Transactions in respect of which the Company would be permitted to enter into a definitive agreement in accordance with this Section 5.12(b) (a “Superior Proposal”), then the Company shall be permitted to engage and participate in discussions or negotiations with, and to disclose non-public information or data concerning the Company (pursuant to a confidentiality agreement with such party no less favorable to the Company than the Confidentiality Agreement) to, such party making the proposal or offer, provided that the Company complies with its obligations set forth in Section 5.12(b)(vi). The Company shall not enter into any agreement in principle with respect to a Competing Proposal, or any definitive agreement with respect to any Competing Proposal, unless prior to the entry into such definitive agreement:

(i) the Company has complied in all material respects with its obligations set forth in this Section 5.12;

(ii) the Company has notified the Sponsor of the identity of the Person making the Competing Proposal and provided the Sponsor with the opportunity during a period of not less than five Business Days to negotiate and, if the Sponsor has elected to engage in such negotiations, the Company has negotiated in good faith with the Sponsor with respect to any amendments to the Transaction Documents and Loan Sale Agreement proposed by the Sponsor (it being understood that any material change to a Competing Proposal shall extend such period by an additional two Business Days);

(iii) the Board of Directors has determined that such Competing Proposal is superior to the Contemplated Transactions as determined after consultation with its financial and legal advisors and taking into account all such factors as it may deem relevant (including likelihood of completion) and determined that the failure to enter into a definitive agreement with respect to such Competing Proposal would be inconsistent with its fiduciary duties under applicable Law (after taking into account any proposed amendments pursuant to clause (ii) above and the fee payable pursuant to clause (vi) below, if applicable);

(iv) at the time of the entry into a definitive agreement with respect to the Competing Proposal, all outstanding Obligations of the Credit Parties (as defined in the ABL Credit Agreement) owing to the Sponsor or GRF (or their respective permitted assigns) under the ABL Credit Agreement shall have been repaid in full by the Company (other than non-monetary obligations and unasserted indemnification and expense reimbursement obligations), none of the Sponsor or GRF or their respective permitted assigns has any ongoing funding commitments or other obligations under the ABL Credit Agreement (other than confidentiality obligations) and all documentation necessary to give effect to this clause (iv) has been executed in a form reasonably satisfactory to the Sponsor;

(v) a definitive agreement with respect to the Competing Proposal is entered into on or before the 45th day after the date of this Agreement (or, with respect to any third party that has made a Competing Proposal with respect to which the Board has made the determination referred to in the first sentence of Section 5.12(b) on or prior to the 45th day after the date of this Agreement, on or before the 60th day after the date of this Agreement); and

(vi) concurrently with entry into an agreement in principle or definitive agreement with respect to the Competing Proposal, the Company pays to the Sponsor the termination fee (the “Termination Fee”) as specified in the next following sentence, in cash. If the Termination Fee is payable in connection with a Competing Proposal that provides for the acquisition of all of the outstanding shares of capital stock of the Company, the aggregate amount of the Termination Fee shall be equal to (x) the amount by which the product of (A) 50% and (B) the aggregate amount of consideration payable in such acquisition to the holders of the Company’s outstanding capital stock (with any non-cash consideration that is so payable being valued for this purpose at the volume weighted average trading price of any publicly traded securities constituting such consideration over a period of 20 consecutive trading days ending on the third trading day immediately preceding the date on which the Termination Fee is payable and otherwise at fair market value as reasonably agreed by the parties hereto acting in good faith and with the expedition necessary under the circumstances; provided that if the parties are unable to agree on such fair market value with such expedition, the Company may pay any undisputed amount (in an amount not less than $10,000,000) to the Sponsor in accordance with this Section 5.12(b) and enter into an agreement with respect to a Competing Proposal and terminate this Agreement, in each case otherwise in accordance with the terms of this Section 5.12(b) and Article X, and the parties shall endeavor in good faith to resolve any disputed amount of the fair market value following such termination) exceeds $120,000,000 or, if greater, (y) $10,000,000. If the Termination Fee is payable in connection with any other Competing Proposal, the aggregate amount of the Termination Fee shall be $10,000,000.

(c) From and after the date hereof, the Company agrees to promptly (and, in any event, within 48 hours) notify the Sponsor if (i) any proposals or offers with respect to a Competing Proposal are received by the Company, any of its Subsidiaries or any of their Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and all of the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Competing Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, the Company, any of its Subsidiaries or any of their Representatives, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations and, in each case, thereafter shall keep the Sponsor fully and promptly informed of the status of any such discussions or negotiations and shall provide to the Sponsor any such non-public information provided in connection with a Competing Proposal substantially contemporaneously with the provision of such information to the competing bidder. In the event that any such party modifies its Competing Proposal in any material respect, the Company shall notify the Sponsor within 24 hours after receipt of such modified Competing Proposal of the fact that such Competing Proposal has been modified and the material terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to the Sponsor such material terms and conditions and other information and shall not make any public announcement regarding any Competing Proposal, except as required by applicable Law or stock exchange rule, until it has fully complied with the provisions of this Section 5.12.

Section 5.13 Securities Matters. The Company shall, and shall cause the Rights Offering to, comply in all material respects with any SEC or applicable stock exchange regulations or requirements, including with respect to the filing of one or more registration statements or prospectuses and the minimum period during which the rights will be exercisable. The Company shall ensure that at all times prior to the Rights Offering Closing, all information that is required to be included in a registration statement, prospectus or amendments thereto shall be filed, disclosed and disseminated to stockholders as required and that such documents shall not contain any untrue statement of a material fact or omit to state any material fact in order to make statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to the conversion of any Preferred Stock, including Preferred Stock issued in connection with the Rights Offering, Sponsor Conversion or Sponsor Commitment Fee Equity, to be approved for listing (i) if shares of Common Stock of the Company are then listed on the NYSE, on the NYSE or (ii) if shares of Common Stock of the Company are then listed on another stock exchange, on such other stock exchange, subject to official notice of issuance, as promptly as practicable, and in any event before the Rights Offering Closing.

Section 5.14 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Sponsor Commitment Fee Equity or shares issuable pursuant to the Sponsor Conversion in a manner that would require the registration under the Securities Act of the issuance of the Sponsor Commitment Fee Equity or shares issuable pursuant to the Sponsor Conversion to the Sponsor.

Section 5.15 Compliance with NYSE Exception 312.05. The Company shall timely notify its stockholders that it plans to rely on the exception to NYSE’s Shareholder Approval Policy set forth in section 312.05 of the NYSE Rules in connection with the transactions contemplated hereby rather than seek the stockholders’ approval and make a public announcement thereof by either filing a current report on Form 8-K or issuing a press release. The Company shall provide the Sponsor with a reasonable opportunity to comment on any such Form 8-K or press release prior to publication and shall take into account any reasonable comments of the Sponsor thereto. If the Company is required or requested by NYSE to delist, it shall provide the Sponsor with a reasonable opportunity to comment on all submissions to NYSE in connection with the delisting, keep the Sponsor reasonably informed of all discussions with NYSE and use reasonable best efforts to seek a listing on another reputable stock exchange satisfactory to the Sponsor and for which the Company is eligible, as promptly as practicable.

Section 5.16 Further Assurances. Until such time as this Agreement is terminated in accordance with Article X, each of the parties shall execute such documents and perform such further acts as may be reasonably requested to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the Rights Offering Closing Date, subject to Section 5.8, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

Section 5.17 Subsidiary Merger. As promptly as practicable after the Rights Offering Closing, the Company shall (i) enter into a merger agreement with a newly-formed, wholly-owned subsidiary of the Company, providing for a merger of such entity with and into the Company on terms that place all stockholders of the Company in the same position immediately following such merger as they were in immediately prior to such merger, except that the certificate of incorporation of the Company (as the surviving corporation in such merger) shall provide for (x) an amount of authorized shares of Common Stock that is at least sufficient to allow for conversion of all of the shares of Preferred Stock outstanding immediately following such merger into shares of Common Stock and (y) a par value of $0.01 per share of Common Stock, (ii) seek, and use reasonable best efforts to obtain, as promptly as practicable, any required stockholder approval in respect of such merger and (iii) subject to obtaining such stockholder approval, take any other action necessary to consummate such merger as soon as reasonably practicable after the Rights Offering Closing.

Section 5.18 Notification of Certain Matters.

(a) At all times during the period commencing on the date hereof and ending at the Rights Offering Closing or such earlier date as this Agreement may be terminated in accordance with Article X, each party (other than with respect to clause (ii) of this sentence, which shall apply to the Company only) shall provide prompt written notice to the other parties (i) upon becoming aware that any representation or warranty made by it has become untrue or inaccurate, (ii) upon any Default or Event of Default having occurred, been alleged to occur in writing, or being alleged to occur in writing as a result of the Contemplated Transactions under any of the ABL Credit Agreement, the Term Loan Credit Facility or the Senior Unsecured Notes Indenture, (iii) upon receiving written notice from any Governmental Authority or any other Person alleging that the Contemplated Transactions require the prior consent of the Company’s stockholders, any Governmental Authority or any Person not party to this Agreement, or (iv) of any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.18 shall not affect or be deemed to modify any representation or warranty set forth in this Agreement or limit or otherwise affect the remedies available hereunder to a party or the conditions to a party’s obligation to consummate the Contemplated Transactions.

(b) The Company shall provide any and all notices related to this Agreement and the Contemplated Transactions as required to be provided to (i) the holders of indebtedness under the Credit Agreements, (ii) the holders of Senior Unsecured Notes and (iii) the Company’s stockholders pursuant to (x) any Contract to which the Company is a party, (y) the rules of any applicable stock exchange and (z) any Law to which the Company is subject.

Section 5.19 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under applicable Law, the Company’s certificate of incorporation or bylaws, any Company Plan or any Contract after the Rights Offering Closing, the Company shall indemnify and hold harmless each person who, as of the Rights Offering Closing, is a present or former officer or director of the Company or any Subsidiary of the Company or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained or contributed to by the Company or any Subsidiaries of the Company (the “Indemnified Directors and Officers”), against all Losses, incurred in connection with any claim, demand, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken (or failure to take action) by any of them in their capacities as officers, directors, employees, agents or fiduciaries at or prior to the Rights Offering Closing (including in connection with this Agreement or the transactions or actions contemplated hereby), whether asserted or claimed prior to, at or after the Rights Offering Closing, to the fullest extent permitted under applicable Law. The Company shall advance the cost of any expenses incurred by each Indemnified Director and Officer in the defense of any claim, demand, action, suit, proceeding, inquiry or investigation within three Business Days after receipt by the Company from the Indemnified Director or Officer of a request therefor; provided only that any Person to whom such expenses are to be advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is determined that such person is not entitled to indemnification in a final, nonappealable determination by a court of competent jurisdiction.

(b) In addition, except as required by applicable Law, the Company and its Subsidiaries shall cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Rights Offering Closing, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of such entities as of the date hereof, and such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects their rights thereunder except as required by applicable Law.

(c) The Company shall either (i) prior to the Rights Offering Closing, obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from the Rights Offering Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Rights Offering Closing (including in connection with this Agreement or the transactions or actions contemplated hereby) or (ii) continue to maintain in effect for a period of at least six years from the Rights Offering Closing the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, provided, in each case that such insurance shall only be required to be maintained or purchased to the extent that the premium payable for such insurance policies does not exceed 200% of the annual premium paid or payable in respect of the Company’s existing such policies as of the date hereof.

(d) In the event that the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 5.19.

(e) The obligations set forth in this Section 5.19 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Directors and Officers without the prior written consent of such affected Indemnified Directors and Officers. Each of the Indemnified Directors and Officers are intended to be third party beneficiaries of this Section 5.19, with full rights of enforcement as if a party thereto. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights under the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, any Company Plan or Contract, or any policy of insurance that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers, employees or agents, it being understood and hereby agreed that the indemnification and other rights provided for in this Section 5.19 are not in substitution for any such indemnification or other rights provided under such organizational documents, plans, Contracts or policies.

Section 5.20 Sponsor Liabilities. Prior to receipt of the Company of all amounts to which it is entitled pursuant to Section 2.3(b), the Sponsor will use its reasonable best efforts not to take any action that would cause it to incur any material Liabilities other than in connection with the Contemplated Transactions (including, for the avoidance of doubt, its Liabilities in connection with the Sponsor’s L/C Issuance Agreement and the Sponsor’s other Credit Documents) or otherwise in connection with its ownership or any transfer of equity securities of the Company.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest thereon) incurred in connection with this Agreement shall be borne by the Company and the Company shall file all necessary Tax Returns and other documentation with respect to all such documentary, registration and other Taxes and fees, and if required by applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SPONSOR

The obligations of the Sponsor to consummate the Sponsor Conversion are subject to the satisfaction (or waiver by the Sponsor in writing) of the following conditions as of the Rights Offering Closing Date; provided, that the Sponsor may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by the Sponsor of any of its obligations set forth in this Agreement, including any of its obligations under Section 5.8:

Section 7.1 Representations and Warranties. Each of the Company Fundamental Representations shall be true and correct in all non-de minimis respects on and as of the Rights Offering Closing Date as though made on and as of the Rights Offering Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein), in each case on and as of the Rights Offering Closing Date as though made on and as of the Rights Offering Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except to the extent that the failure of such other representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.2 Covenants. The Company and each of its Subsidiaries shall have performed and complied in all material respects with all covenants required by this Agreement and the other Transaction Documents to be performed and complied with by it prior to or on the Rights Offering Closing Date.

Section 7.3 Officer’s Certificate. The Company shall have delivered to the Sponsor a certificate, signed by an executive officer of the Company and dated as of the Rights Offering Closing Date, certifying that each of the conditions specified in Section 7.1 and Section 7.2 has been satisfied in all respects and that each of the conditions contained in this Article VII has been satisfied.

Section 7.4 Antitrust and Securities Laws. With respect to the Contemplated Transactions, all applicable waiting periods under the Antitrust Laws shall have expired or been terminated and all approvals required under the Antitrust Laws shall have been obtained. The registration statement relating to the Rights Offering shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto.

Section 7.5 Legal Prohibition. No Law shall be in effect and no Order shall have been enacted, issued, promulgated, enforced or entered by a Governmental Authority of competent jurisdiction that is then in force and effect, in each case that enjoins or prohibits the performance of this Agreement or the consummation of the Contemplated Transactions or declares unlawful the Contemplated Transactions.

Section 7.6 Availability of Funds. Unless the Sponsor otherwise agrees in its sole discretion, the Sponsor Conversion shall not occur until on or after January 15, 2015, and then only if, as of January 15, 2015, the Company and its Subsidiaries shall have combined cash and cash equivalents (but only to the extent such cash and cash equivalents are maintained and held in a deposit account or securities account that is subject to a control agreement) and borrowing capacity under then existing credit facilities of at least $100,000,000.

Section 7.7 Certain Agreement The Company shall have entered into an agreement or amendment to the existing agreement with, or obtained a binding commitment (which commitment shall have attached to it the definitive form of contract documentation) from, the third party supplier identified on Exhibit F extending the term of the agreement with such supplier through December 31, 2016 or a later date, and on terms that are otherwise equivalent or more favorable, taken as a whole, to the Company than the existing commercial arrangements with such supplier; provided that notwithstanding any other provision hereof this condition shall be deemed to be satisfied if (i) the Company negotiates contract documents satisfying the foregoing requirements of this Section 7.7 and such contract documents are in writing signed by the third party supplier identified on Exhibit F or any Affiliate thereof, (ii) the documents necessary to implement such contract terms require the consent of the agent under the Term Loan Credit Facility, (iii) the Company submits such documents to the agent under the Term Loan Credit Facility and requests its consent to such documents, and (iv) such agent refuses to provide such consent within 14 days after such submission without compensation or other concessions or accommodations (other than reimbursement of reasonable expenses as provided in the Term Loan Credit Facility).

Section 7.8 2016 Plan. Management of the Company shall have prepared an operating plan and budget, acting reasonably and in good faith, for the Company’s 2016 fiscal year in January 2015 (the “Revised 2016 Plan”), which Revised 2016 Plan shall have been accepted by the Board of Directors, and shall be used for purposes of the incentive compensation arrangements for the Company’s executive officers for the Company’s 2016 fiscal year. The Revised 2016 Plan shall provide for the Company to generate at least 80% of the EBITDA provided for under the business plan attached hereto as Exhibit G.

Section 7.9 No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would result from consummating the transactions contemplated to be consummated at the Rights Offering Closing.

Section 7.10 Board Composition. The Company shall have made arrangements such that the composition of the Board immediately following the Rights Offering Closing shall be as set forth in the first sentence of Section 5.6(a).

Section 7.11 Interim Operating Plan. The Company shall have complied in all material respects with the Interim Operating Plan.

Section 7.12 Certificate of Designation. The Company shall have, prior to the Rights Offering Closing, (i) authorized the filing in accordance with the laws of the State of Delaware of a certificate of designation of the Company containing the terms set forth in the Certificate of Designation Term Sheet attached as Exhibit B and such other terms as are reasonably agreed by the parties (the “Certificate of Designation”) and (ii) duly filed the Certificate of Designation with the Office of the Secretary of State of the State of Delaware such that the Certificate of Designation is in full force and effect under the Laws of the State of Delaware as of the Rights Offering Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Rights Offering and issue shares of Preferred Stock to the Sponsor pursuant to the Sponsor Conversion, and/or Sponsor Commitment Fee Equity are subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Rights Offering Closing Date; provided that the Company may not rely on the failure of any such condition to be satisfied if such failure was caused by the breach by the Company or any of its Affiliates of any of its obligations set forth in this Agreement, including any of its obligations under Section 5.8:

Section 8.1 Representations and Warranties. Each of the representations and warranties of the Sponsor contained in Article IV shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein) in all material respects, in each case on and as of the Rights Offering Closing Date as though made on and as of the Rights Offering Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date).

Section 8.2 Covenants. The Sponsor shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by it prior to or on the Rights Offering Closing Date.

Section 8.3 Officer’s Certificate. The Sponsor shall have delivered to the Company a certificate, signed by an executive officer of the Sponsor and dated as of the Rights Offering Closing Date, certifying that (a) each of the conditions specified in Section 8.1 and Section 8.2 has been satisfied in all respects and that each of the preconditions contained in this Article VIII has been satisfied and (b) attached thereto are correct and complete copies of the L/C Issuance Agreement and all other Credit Documents to which the Sponsor is a party.

Section 8.4 Antitrust and Securities Laws. With respect to the Contemplated Transactions, all applicable waiting periods under the Antitrust Laws shall have expired or been terminated and all approvals required under the Antitrust Laws shall have been obtained. The registration statement relating to the Rights Offering shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto.

Section 8.5 Legal Prohibition. No Law shall be in effect and no Order shall have been enacted, issued, promulgated, enforced or entered by a Governmental Authority of competent jurisdiction that is then in force and effect, in each case that enjoins or prohibits the performance of this Agreement or the consummation of the Contemplated Transactions or declares unlawful the Contemplated Transactions.

ARTICLE IX

AUTHORIZATIONS AND INDEMNIFICATION

Section 9.1 Authorizations. Notwithstanding the Confidentiality Agreement, the Company grants the Sponsor the right to (x) conduct confidential discussions and negotiations with third parties and the Company’s stakeholders (subject to appropriate confidentiality agreements no less protective of the Company’s information than the Confidentiality Agreement) and (y) facilitate the execution of any definitive commitments, each with respect to any commitment for the amendment or replacement of the Term Loan Credit Facility or the procurement or other provision of financing to the Company.

Section 9.2 Indemnification. The Sponsor is an independent contractor (and is expressly not acting as a fiduciary) with no duties owed to the Company other than covenants and agreements expressly set forth herein. As the Sponsor shall be acting on the Company’s behalf in order to consummate the Contemplated Transactions, each of the parties agrees to the following indemnity provisions, which shall be in addition to any rights that any Indemnified Person (as defined below) may have at common law or otherwise:

(a) In the event that any of the Sponsor or its Representatives (collectively, “Indemnified Persons”) becomes involved in any capacity in any actual or threatened Action arising out of, related to or in connection with, the Financing Obligations or any other action, services or inactions in connection with the Contemplated Transactions, the Company shall reimburse such Indemnified Person for the reasonable out-of-pocket costs and expenses (including counsel fees) of investigating, preparing for and responding to such Action or enforcing the provisions of this Section 9.2 as they are incurred. The Company also shall indemnify and hold harmless any Indemnified Person from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its Representatives for, any Losses (i) related to or arising out of the Company’s actions or failures to act (including oral or written statements or omissions made or information provided by or on behalf of the Company or its Representatives) or (ii) otherwise arising out of, related to, or in connection with, the Financing Obligations or the Sponsor’s performance with respect thereto or any other action, services or inactions in connection with the Contemplated Transactions, except that this clause (ii) shall not apply to the extent of Losses that are finally judicially determined to have resulted from the bad faith or gross negligence of an Indemnified Person (such Losses under this exception to clause (ii), “Specific Losses”).

(b) If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, the Company agrees to contribute to the Losses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by the Sponsor, on the other hand, with respect to the Contemplated Transactions or, if such allocation is judicially determined to be unavailable and with respect to Specific Losses, in such proportion as is appropriate to reflect the relative benefits and relative fault of the Company, on the one hand, and of the Sponsor, on the other hand, and any other equitable considerations. Relative benefits to the Company, on the one hand, and the Sponsor, on the other hand, with respect to this Section 9.2 are deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stakeholders, as the case may be, pursuant to the Financing Obligations, whether or not consummated, bears to (ii) the fee actually received by the Sponsor in connection with the Financing Obligations.

(c) The Company shall not, without the prior written consent of the Sponsor (not to be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate (a “Settlement”) any Action in respect of which indemnification has been sought hereunder (whether or not an Indemnified Person is a party thereto) unless such Settlement includes a release of each Indemnified Person from any Liabilities arising out of such Action. The Company will not permit any such Settlement to include a statement as to, or an admission of, fault or culpability by or on behalf of an Indemnified Person without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this Section 9.2 will, without the Company’s prior written consent (not to be unreasonably withheld), agree to the Settlement of any Action.

Section 9.3 Releases.

(a) The Company (on behalf of itself and its Subsidiaries) hereby releases each Indemnified Person from and against any and all claims, demands, causes of action or liabilities, of any and every character, kind and nature whatsoever, in law or in equity, whether known or unknown, past, present or future, accrued or unaccrued, contingent or fixed, in whole or in part, arising out of, resulting from, based upon, or related in any way to the Indemnified Person’s relationship with the Company, at any time from the beginning of time to the date hereof, except that the release set forth in this Section 9.3(a) shall not apply to any contractual obligations owed by any Indemnified Person or any right or obligation arising under the Financing Documents or the Transaction Documents or to Specific Losses.

(b) The Sponsor hereby releases the Company and its Subsidiaries from and against any and all claims, demands, causes of action, or liabilities, of any and every character, kind, and nature whatsoever, in law or in equity, whether known or unknown, past, present or future, accrued or unaccrued, contingent or fixed, in whole or in part, arising out of, resulting from, based upon, or related in any way to the Sponsor’s relationship with the Company, at any time from the beginning of time to the date hereof, except that the release set forth in this Section 9.3(b) shall not apply to any contractual obligations owed by the Company or any right or obligation arising under the Financing Documents or the Transaction Documents or to Losses resulting from the bad faith or gross negligence of the Company.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated on or prior to the Rights Offering Closing as follows (with any such termination by any party being by written notice to the other party, specifying the provision on which it is relying to terminate this Agreement):

(a) by the mutual written consent of both the Sponsor and the Company;

(b) by the Sponsor (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied), upon written notice to the Company, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied and such violation, breach or inaccuracy has not been waived by the Sponsor or cured (if curable) by the Company, as applicable, within 10 Business Days after receipt by the Company of written notice thereof from the Sponsor or is not reasonably capable of being cured prior to the Termination Date;

(c) by the Company (if the Company is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied), upon written notice to the Sponsor, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Sponsor contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied and such violation, breach or inaccuracy has not been waived by the Company or cured (if curable) by the Sponsor within 10 Business Days after receipt by the Sponsor of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date;

(d) by either the Sponsor or the Company, upon written notice to the other, if any Law shall have been enacted, issued or promulgated by a Governmental Authority or if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the Contemplated Transactions;

(e) by the Company if it has entered into a definitive agreement in respect of a Competing Proposal pursuant to the terms of Section 5.12(b) and it has complied with its obligations under Section 5.12(b); and

(f) by either the Sponsor or the Company, upon written notice to the other, if the Contemplated Transactions have not been consummated on or before March 15, 2015 (as such date may be extended by the parties in writing, the “Termination Date”), unless extended by the parties in writing; provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 10.1(f) if such party’s violation, breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement has prevented or materially delayed the Contemplated Transactions.

Section 10.2 Survival After Termination.

(a) If this Agreement is terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect and there shall be no Liability on the part of any party to any other party or its Affiliates or any of their respective equityholders, partners, directors, employees, officers, managers, members, counsel, agents, financial advisors, auditors and other Representatives and their respective successors and assigns under this Agreement; provided that the last sentence of Section 5.5 (Access to Information), Section 5.9 (Public Announcements), Article IX (Indemnification), this Article X and Article XI (Miscellaneous) shall survive the termination of this Agreement; provided, further, that, except as provided in Section 10.2(b), nothing herein shall relieve any party from any Loss for fraud or any willful breach of the provisions of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(e), then the Company shall pay to the Sponsor the Termination Fee, along with all other payments required by Section 5.12(b)(iv), by wire transfer of same day funds, at or prior to the time of, and as a pre-condition to the effectiveness of, such termination of this Agreement. Notwithstanding anything to the contrary herein, but without limiting the rights of the Sponsor under the provisions of this Agreement that survive termination pursuant to the first proviso set forth in Section 10.2(a), in the event that this Agreement is terminated by the Company pursuant to Section 10.1(e), the Sponsor’s right to receive the Termination Fee, along with all other payments required by Section 5.12(b)(iv), shall be the sole and exclusive remedy in law, equity, contract, tort or otherwise of the Sponsor and its Affiliates and their respective Representatives, successors and assigns against the Company, any of its Affiliates and any of their respective Representatives, successors and assigns for any Loss suffered, including any Loss as a result of the failure of the Contemplated Transactions to be consummated or for any breach (willful, knowing, intentional or otherwise) of any representation, warranty, agreement, covenant or obligation or failure to perform under this Agreement or otherwise. The parties acknowledge and agree that the amount of the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Sponsor and its Affiliates and their Representatives, successors and assigns for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Transaction Documents and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and thereby, which amount would otherwise be impossible to calculate with precision. Without limiting the rights of the Sponsor under the provisions of this Agreement that survive termination pursuant to the first proviso set forth in Section 10.2(a), upon payment to the Sponsor of the Termination Fee, when payable in accordance with this Agreement, along with all other payments required by Section 5.12(b)(iv), none of the Company or its Affiliates or their respective Representatives, successors or assigns shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, including for any Loss suffered, including any Loss as a result of the failure of the Transaction to be consummated or for any breach (willful, knowing, intentional or otherwise) of any representation, warranty, agreement, covenant or obligation or failure to perform under this Agreement or otherwise.

Section 10.3 Reduction in Fees. In the event that this Agreement is terminated (other than as a result of a termination pursuant to Section 10.1(b) or Section 10.1(e)) without the Sponsor Conversion having occurred, then without further action, any amounts otherwise payable by the Company or any of its Subsidiaries to or for the account of the Sponsor under any of the Loan Documents (as defined in the ABL Credit Agreement) shall be reduced (but not below zero) by $4,400,000 less the aggregate amount of fees paid by GRF and the Sponsor to GECC pursuant to the Loan Sale Agreement and related fee letter in connection with the Loan Purchase; provided, however, to the extent that such reduction amount upon such termination is less than the amount described above, the Sponsor shall immediately pay to the Company the amount of any such deficiency.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. The representations and warranties set forth in this Agreement shall survive the Rights Offering Closing, but shall terminate on the second anniversary of the Rights Offering Closing. Neither party shall be entitled to assert any claim for any breach of any representation or warranty set forth in this Agreement after the second anniversary of the Rights Offering Closing; provided that, if such a claim shall have been asserted in writing on or prior to such second anniversary, such claim may be pursued until it shall have been finally resolved. The covenants set forth in this Agreement shall, subject to their express terms, survive the Rights Offering Closing indefinitely. Notwithstanding anything to the contrary contained herein, but without limiting the Sponsor’s rights under any of the Credit Agreements or the Loan Documents (as defined in the ABL Credit Agreement), neither the Company, on the one hand, nor the Sponsor, on the other hand, shall be liable for any Losses arising out of or resulting from any breach by such party of its representations or warranties set forth in this Agreement (a) unless and until the aggregate amount of such Losses incurred in respect of such breach equals or exceeds $1,000,000, after which the Company or the Sponsor, as applicable, shall be liable only for such Losses in excess of such amount or (b) in any amount in excess of $120,000,000. Each party hereto waives the right to seek rescission of the Contemplated Transactions or to have the Contemplated Transactions rescinded.

Section 11.2 Cooperation. The parties shall cooperate with each other, including by providing all information reasonably requested by any of them, in order to assist the parties in preparing and delivering all Transaction Documents and other deliverables with respect to the Contemplated Transactions. The Company shall advise the Sponsor promptly of any material event or change in the business, affairs, condition (financial or otherwise) or prospects of the Company that occurs prior to the Rights Offering Closing.

Section 11.3 Expenses.

(a) GRH Parties. The Company shall reimburse the Sponsor and its Affiliates (the “GRH Parties”) for their reasonable documented fees, costs and expenses incurred in connection with the Contemplated Transactions (including reasonable fees, costs and expenses incurred in evaluating, negotiating, implementing and consummating the Contemplated Transactions), except as otherwise set forth in Section 5.10(a) (“Expenses”), incurred until the earlier of the Rights Offering Closing or termination of this Agreement in accordance with its terms; provided that no such termination shall relieve the Company of any obligations to pay or reimburse Expenses incurred by the GRH Parties before such termination; provided, further, that the reimbursement of Expenses pursuant to this Section 11.3(a) with respect to expenses incurred prior to the date hereof shall not exceed $1,500,000. Such Expenses shall be paid by the Company to the account(s) designated by the Sponsor within 10 Business Days of submission by the Sponsor of documentation relating to the Expenses.

(b) Company Expenses. Except as otherwise expressly provided herein or in any Transaction Document, the Company shall pay all of its own fees, costs and expenses (including attorneys’, professionals’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions.

Section 11.4 Exhibits and Disclosure Letter.

(a) Any matter, information or item disclosed in the Disclosure Letter delivered under any specific representation, warranty or covenant or section number hereof shall be deemed to have been disclosed for all purposes of this Agreement in response to every other representation, warranty or covenant in this Agreement in respect of which the relevance of such disclosure to such other representation, warranty or covenant is reasonably apparent from the face of such disclosure. The inclusion of any matter, information, item or other disclosure in any section of the Disclosure Letter shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply that any such matter, information, item or other disclosure is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The Disclosure Letter, Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 11.5 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought and such amendment, modification, discharge or waiver is delivered substantially contemporaneously to each other party hereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No prior draft of this Agreement shall be used in the interpretation of this Agreement.

Section 11.6 Certain Reservations. Notwithstanding anything in this Agreement to the contrary, but without limiting the rights or remedies of the Company for breach of this Agreement, each party acknowledges and agrees that the Sponsor’s representatives on the Transaction Committee may decide or determine any matter subject to such representative’s approval or consent, or any matter under Law, in such representative’s sole and absolute discretion, and in making such decision or determination such representative shall (to the maximum extent permitted by Law) have no duty, fiduciary or otherwise (with all such duties being waived to the maximum extent permitted by Law, including by the Company on behalf of itself and its stakeholders (other than the Sponsor)), to any party or the Company’s stakeholders (other than to the Sponsor), it being the intent of each party that the Sponsor’s representatives have the right to make such determinations solely on the basis of the Sponsor’s (and, to the extent it so determines, its Affiliates’) interests and without regard to the interests of any other Person. The Company will use its reasonable best efforts to cause the Sponsor and its Affiliates to be exempted persons for change-in-control purposes under the Credit Agreements, the Senior Unsecured Notes Indenture and any other material debt agreements in connection with any refinancing thereof or entry into new financing.

Section 11.7 Entire Agreement. The Transaction Documents (when executed and delivered) and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter. The representations, warranties, covenants and agreements, together with the indemnification provisions, contained in the Transaction Documents are intended, among other things, to allocate the economic cost and the risks inherent in the Contemplated Transactions, including risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge, and such representations and warranties may be qualified by disclosures on the Disclosure Letter. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.8 Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) by a nationally recognized courier for overnight delivery service or (c) by email or other electronic means, confirmed by telephone or return email (including an automated return receipt), to the persons indicated below. A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the party to whom the notice is directed, (ii) if by nationally recognized courier, one Business Day after delivery to such courier and (iii) if by email or other electronic means, when sent and confirmed by telephone or return email. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to the Sponsor, to:

General Retail Holdings L.P.

c/o Standard General L.P.

757 Fifth Avenue, 12th Floor

New York, NY 10153

Attention: Gail Steiner

Email: legal@standgen.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky

Email: jelevitsky@debevoise.com

If to the Company, to:

RadioShack Corporation

300 RadioShack Circle

Fort Worth, Texas 76102

Attention: Robert Donohoo, Vice President and General Counsel

Email: Robert.Donohoo@radioshack.com

with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Mark E. Betzen

Email: mbetzen@jonesday.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.8. All such notices and other communications shall be deemed delivered on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice or other communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.9 Binding Effect; Assignment. Except as set forth in this Section 11.9, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of each other party, and any purported assignment or other transfer without such consent shall be void and unenforceable. Notwithstanding the foregoing, without the prior written consent of the Company, the Sponsor and its permitted assigns (each, an “Assignor”) may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates, but only in conjunction with an assignment to such Affiliate(s) of (i) such Assignor’s interest in the LC Facility Commitment in accordance with the terms of the ABL Credit Agreement, (ii) such Assignor’s interest in the L/C Issuance Agreement and all other Credit Documents, in each case, in accordance with the terms thereof, and (iii) the interest of such Assignor in such Assignor’s Cash Collateral Account and the funds on deposit therein, in each case to a degree commensurate with the degree of such Assignor’s rights hereunder that are being so assigned and the execution by such Affiliate(s) and the delivery to the Company of one or more instruments of assumptions evidencing the assumption of such Assignor’s obligations under this Agreement and any assignment agreement or other document required pursuant to the terms of the ABL Credit Agreement and such Assignor’s L/C Issuance Agreement and other Credit Documents (all of the foregoing to be in form and substance reasonably satisfactory to the Company), and (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to the Sponsor, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of the Sponsor or such permitted assign hereunder and thereunder; provided that in each case the Sponsor shall continue to be liable for its obligations hereunder.

Section 11.10 No Third-Party Beneficiary. Except as it relates to an indemnified party as expressly set forth in Section 5.19 or Section 9.2, nothing in this Agreement shall confer any rights, benefits, remedies, obligations, liabilities or claims hereunder upon any Person not a party or a permitted assignee of a party.

Section 11.11 Governing Law and Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction. Each of the parties: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) with respect to all Actions arising out of or relating to this Agreement and the Contemplated Transactions (whether based on contract, tort or other theory); (b) agrees that all claims with respect to any such Action shall be heard and determined in such courts and agrees not to commence any Action relating to this Agreement or the Contemplated Transactions (whether based on contract, tort or other theory) except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Contemplated Transactions and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties agree that any violation of this Section 11.11 shall constitute a material breach of this Agreement and shall constitute irreparable harm.

Section 11.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the Contemplated Transactions may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. No other Person, including any of their Affiliates, directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, or Representatives of, or any financial advisors or lenders to, any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities, other than fraud claims, arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance or breach.

Section 11.14 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is held by a court of competent jurisdiction to be invalid, inoperative, void or unenforceable for any reason, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, this Agreement shall be reformed, construed and enforced so as to replace any such provision that has been determined to be invalid, inoperative, void or unenforceable so as to effect the original intent of the parties as closely as possible in order that the Contemplated Transactions are consummated as originally contemplated to the fullest extent possible.

Section 11.15 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission in portable document format (pdf)) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart hereof signed by the other party. Delivery of an executed counterpart hereof by means of facsimile or electronic transmission in portable document format (pdf) shall have the same effect as delivery of a physically executed counterpart in person.

Section 11.16 Adjustments in Stock Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Rights Offering Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

Section 11.17 Special Rule for Fraud. Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any party for fraud, intentional misrepresentation or criminal conduct by any other party or any Affiliate or Representative of such other party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

RADIOSHACK CORPORATION

By:	/s/ Joseph Magnacca
Name:	Joseph Magnacca
Title:	Chief Executive Officer

GENERAL RETAIL HOLDINGS L.P.

By:	/s/ Joseph Mause
Name:	Joseph Mause
Title:	Chief Financial Officer

Signature Page to Recapitalization and Investment Agreement

EXHIBIT B

CERTIFICATE OF DESIGNATION TERM SHEET

[See Attached]

CONVERTIBLE PREFERRED TERM SHEET

Issuer:	RadioShack Corporation (the “Company”)

Security:	Convertible Preferred Stock (“Preferred Stock”)

Ranking / Liquidation Preference:	The Preferred Stock will rank senior to the shares of the Company’s common stock (“Common Stock”). In any liquidation, the holders of Preferred Stock will receive, in respect of each share of Preferred Stock, the greater of (i) the original purchase price plus any accrued and unpaid dividends on such share and (ii) the amount that would have been received in respect of such share if such share were converted into Common Stock immediately prior to the liquidation.

Preferred Dividends:	Beginning on the 90th day following the issuance of the Preferred Stock, the Preferred Stock will be entitled to preferred dividends accruing on a daily basis at an annual rate of 10%, compounding quarterly. The preferred dividend rate will increase to 20% if either (x) the Company does not have sufficient authorized and unissued shares of Common Stock to convert all outstanding shares of Preferred Stock into Common Stock or (y) the par value of the Common Stock has not been decreased to $0.01 per share at any time following the date that is 6 months after the issuance of the Preferred Stock. The preferred dividends will be payable in-kind until the date that is 18 months after the issuance of the Preferred Stock. After the date that is 18 months after the issuance of the Preferred Stock, the preferred dividends will be (i) paid in cash to the extent that any such cash dividends would not cause an immediate event of default under either of the Credit Agreements or the Senior Unsecured Notes Indenture and (ii) paid in kind to the extent that such dividends are not paid in cash due to the limitation described in clause (i) above.

Participating Dividends	The Preferred Stock will participate with the shares of Common Stock on an as-converted basis in any dividends paid on the Common Stock.

Conversion:

Except as provided below, the Preferred Stock will automatically convert into Common Stock (the “Automatic Conversion”) promptly following such time that (i) the Company has sufficient authorized and unissued shares of Common Stock to convert all outstanding shares of Preferred Stock into Common Stock and (ii) the par value per share of Common Stock is decreased to $0.01 per share.

Subject to the limitations set forth below, after any Automatic Conversion, any remaining Preferred Stock will be convertible into Common Stock at the option of the holder.

The conversion price for the Preferred Stock will initially be set such that each share of Preferred Stock will be convertible in 2,000 shares of Common Stock. The conversion price will be subject to anti-dilution adjustments.

Limitation on Conversion into Common Stock:

Notwithstanding anything to the contrary contained herein, no shares of Preferred Stock will be converted or convertible pursuant to the Automatic Conversion or otherwise, at any time, to the extent that any such conversion would, but for the operation of this sentence, result in any “person” or “group” (as such terms are used in Exchange Act Section 13(d) or 14(d)) becoming a “35% Beneficial Owner” (as defined below). If at the time of the Automatic Conversion or any exercise or attempted exercise of optional conversion rights the conversion contemplated thereby would otherwise result in such a person or group being or becoming a 35% Beneficial Owner, then the Preferred Stock beneficially owned by such person or group shall be converted into Common Stock only to the extent that such conversion would result in such person or group beneficially owning 34.9% of the total voting power of the capital stock and other equity securities of the Company that are entitled to vote in the election of the Board of Directors (after giving effect to such conversion and to the limitations on voting rights set forth below); provided, however, that the provisions of this sentence shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of the Company would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

In the event that any shares of Preferred Stock are not converted in the Automatic Conversion due to the above limitation, such shares of Preferred Stock will (i) remain outstanding following the Automatic Conversion and (ii) not be entitled to any preferred dividends following the time of the Automatic Conversion (but, for the avoidance of doubt will continue to participate in dividends payable in respect of Common Stock on an as-converted basis.

Voting:

Subject to the limitations set forth below, the Preferred Stock will vote together with the Common Stock (on an as-converted basis) as a single class on all matters.

Notwithstanding anything to the contrary contained herein, no shares of Preferred Stock may be voted (except for the “Protective Consent Rights” set forth below) at any time to the extent that the ability of such shares to be voted would, but for the operation of this sentence, result in any “person” or “group” (as such terms are used in Exchange Act Section 13(d) or 14(d)) being or becoming a 35% Beneficial Owner. If at any time the voting rights otherwise associated with the Preferred Stock would result in any such person or group being or becoming a 35% Beneficial Owner, then the voting power of the Preferred Stock beneficially owned by such person or group shall, to the fullest extent permitted by law, be limited to such number of votes that results in the aggregate voting power of such Preferred Stock being equal to a percentage of the total voting power of the capital stock and other equity securities of the Company that are entitled to vote in the election of the Board of Directors equal to the greater of (a) zero and (b) the amount equal to (i) 34.9% minus (ii) the percentage of the total voting power of the capital stock and other equity securities of the Company that are entitled to vote in the election of the Board of Directors that is represented by all other capital stock and other equity securities of the Company that are beneficially owned by such person or group; provided, however, that the provisions of this sentence shall cease to be operative at such time as the beneficial ownership by a person or group of capital stock and other equity securities of the Company would no longer result in a change of control or similar event under either of the Credit Agreements or the Senior Unsecured Notes Indenture.

The term “35% Beneficial Owner” means any “person” or “group” (as such terms are used in Exchange Act Section 13(d) or 14(d)) who or which is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board of Directors on a fully-diluted basis or 35% or more of the total voting power of the capital stock of the Company that is entitled to vote in the election of the Board of Directors.

Protective Consent Rights:	The Preferred Stock (voting as a separate class) would have certain protective consent rights for so long as any shares of Preferred Stock remained outstanding, including consent rights over (i) issuances of any senior or parity securities or any other issuances of securities that could have negative tax consequences on the holders of Preferred Stock, (ii) amendments to the Company’s organizational documents that adversely affect the holder of Preferred Stock, (iii) redemptions or repurchases of shares of Common Stock (subject to customary exceptions), (iv) payment of dividends on the Common Stock at such time as the Company would be unable to pay the liquidation preference on the outstanding Preferred Stock and (v) any other action that would have an adverse effect on the Preferred Stock in a manner that is disproportionate to the effect on the Common Stock.

EXHIBIT E

INVESTOR RIGHTS AGREEMENT TERM SHEET

[See Attached]

Investor Rights Agreement

Term Sheet

This term sheet sets forth certain material terms of the Investor Rights Agreement to be entered into between the Company and the Sponsor in connection with the closing of the Rights Offering.

Registration Rights

If the Company has been delisted, the Sponsor may require the Company to use its reasonable best efforts to be listed on the NYSE or other securities exchange consented to by the Sponsor and the Company shall use its reasonable best efforts to maintain such listing.

The Sponsor will have unlimited demand rights for registration of its and its Affiliates’ shares (including requiring the Company to effect and maintain a shelf registration, if eligible); provided that (a) a minimum of 10% of the outstanding shares of Common Stock (or Preferred Stock convertible into such shares of Common Stock) is required to be held by the Sponsor and its Affiliates at the time of exercise and (b) a minimum amount of 5% of the outstanding shares must be proposed to be sold in such offering.

No more than one demand registration will be allowed in any 180-day period.

The Sponsor and its Affiliates will have unlimited piggyback rights, including piggyback rights with respect to demand registrations and shelf take-downs.

In the case of a primary offering, the shares sought to be registered by the Company in such offering will have priority ahead of the shares sought to be registered by the Sponsor.

The Sponsor will be subject to customary lockups in connection with underwritten offerings (90 days), except to the extent the underwriter agrees to a shorter lock-up period.

Company has customary right to effect blackout periods, for valid business reasons and subject to customary limitations, during which registered sales cannot be made.

All reasonable expenses of registration, including the fees and expenses of counsel, will be borne by the Company.

Registration rights terms will otherwise be customary for transactions of this type.

The Company will give registration rights, consistent with the rights given to the Sponsor, to any investor in the Sponsor that receives shares of Company stock from the Sponsor.

Confidentiality Agreements	The Investor Rights Agreement will contain customary confidentiality obligations, with an exception which would allow directors designated by the Sponsor to share information with any employee or principal of the Sponsor or its Affiliates that is involved in monitoring the investment of the Sponsor or its Affiliates in the Company for the purpose of such monitoring.

Director Designation Rights; Fallaways	The Board of Directors shall consist of seven directors immediately following the Rights Offering Closing, including (i) four designees selected by the Sponsor, (ii) the Company’s Chief Executive Officer at the time of the Rights Offering Closing and (iii) two independent directors reasonably acceptable to the Sponsor and reasonably acceptable to the Company.

For so long as the Sponsor and its Affiliates hold at least 40% of the Company’s Common Stock (treating Preferred Stock on an “as converted” basis), the Sponsor shall have the right to designate (and, if applicable, replace) four directors.

For so long as the Sponsor and its Affiliates hold at least 30% of the Company’s Common Stock (treating Preferred Stock on an “as converted” basis), the Sponsor shall have the right to designate (and, if applicable, replace) three directors.

For so long as the Sponsor and its Affiliates hold at least 20% of the Company’s Common Stock (treating Preferred Stock on an “as converted” basis), such Sponsor shall have the right to designate (and, if applicable, replace) two directors.

For so long as the Sponsor and its Affiliates hold at least 10% of the Company’s Common Stock (treating Preferred Stock on an “as converted” basis), such Sponsor shall have the right to designate (and, if applicable, replace) one director.

For so long as the Sponsor and its Affiliates holds at least 10% of the Company’s Common Stock (treating Preferred Stock on an “as converted” basis), the size of the Board of Directors may not be increased without the written consent of such Sponsor.